EXHIBIT 10.12

CREDIT AGREEMENT

Dated as of August 22, 2003

among

JACOBS ENGINEERING GROUP INC.

and

CERTAIN SUBSIDIARIES

as Borrowers,

THE BANK OF NOVA SCOTIA,

as Canadian Facility Agent and Canadian Swing Line Lender,

WACHOVIA BANK N.A.

and

ABN AMRO BANK N.V.

as Co-Syndication Agents,

BANK OF AMERICA, N.A.,

as Administrative Agent, U.S. Swing Line Lender and L/C Issuer,

The Other L/C Issuers Party Hereto

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS (continued)

ii

TABLE OF CONTENTS (continued)

iii

SCHEDULES

1.01-1	Mandatory Cost Formulae
1.01-2	Existing Letters of Credit
2.01	Tranche 1 Commitments and Pro Rata Shares
2.02	Tranche 2 Commitments and Pro Rata Shares
5.09	Environmental Matters
5.12	ERISA Matters
5.13	Subsidiaries
7.01	Existing Liens
10.02	Agents’ Offices, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Tranche 1 Loan Notice
A-2	Canadian Prime Rate Loan Notice
A-3	Drawdown Notice
A-4	Conversion Notice
A-5	Rollover Notice
B	U.S. Swing Line Loan Notice
C-1	Tranche 1 Note
C-2	Canadian Prime Rate Note
D	Compliance Certificate
E	Assignment and Assumption
F	Company Guaranty
G-1	Foreign Designated Borrower Guaranty
G-2	Subsidiary Guaranty
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice
J	Opinion Matters

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 22, 2003, among Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each issuer of letters of credit from time to time party hereto (collectively, the “L/C Issuers” and individually, a “L/C Issuer”), THE BANK OF NOVA SCOTIA, as Canadian Facility Agent and Canadian Swing Line Lender, and BANK OF AMERICA, N.A., as Administrative Agent and U.S. Swing Line Lender.

The Company has requested that the Tranche 1 Lenders provide a multicurrency revolving credit facility with a letter of credit subfacility and swing line subfacility, and the Tranche 1 Lenders are willing to do so on the terms and conditions set forth herein.

The Company has requested that the Tranche 2 Lenders provide a Canadian Dollar revolving credit facility and bankers’ acceptance facility with a swing line subfacility, and the Tranche 2 Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Company).

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company, the Canadian Facility Agent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” means the Administrative Agent and the Canadian Facility Agent.

“Agent/BAS Fee Letter” means the letter agreement, dated May 9, 2003, among the Company, the Administrative Agent and the Arranger.

“Agent-Related Persons” means the Administrative Agent, the Canadian Facility Agent, together with their respective Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Tranche 1 Commitments” means the Tranche 1 Commitments of all the Tranche 1 Lenders.

“Aggregate Tranche 2 Commitments” means the Tranche 2 Commitments of all the Tranche 2 Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Singapore Dollars, Swedish Krona, and each other currency (other than U.S. Dollars or Canadian Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Reserve” means the U.S. Dollar amount equal to 5% of Total Outstandings denominated in Alternative Currencies.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Tranche 1 Commitments and U.S. $100,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Tranche 1 Commitments.

“Applicable Agent” shall mean the Administrative Agent in the case of Tranche 1 Loans, Letters of Credit and U.S. Swing Line Loans and the Canadian Facility Agent in the case of Tranche 2 Loans and Canadian Swing Line Loans.

“Applicable Tranche 1 Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Tranche 1 Facility Fee	Letter of Credit Fee		Eurocurrency Rate	Base Rate
			Financial Credit	Performance Credit
I	>2.25:1	0.40%	1.375%	0.6875%	1.375%	0%
II	>1.75:1 but ≤2.25:1	0.35%	1.150%	0.5750%	1.150%	0%
III	>1.25:1 but ≤1.75:1	0.30%	0.950%	0.4750%	0.950%	0%
IV	≤1.25:1	0.25%	0.750%	0.3750%	0.750%	0%

Any increase or decrease in the Applicable Tranche 1 Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. At any time that an Event of Default exists, the Applicable Tranche 1 Rate then in effect, for purposes of determining the Letter of Credit fees payable under Section 2.03(i), shall be increased by adding 2% to the Applicable Tranche 1 Rate determined as provided above. The Applicable Tranche 1 Rate in effect from the Closing Date shall be determined based upon Pricing Level IV.

“Applicable Tranche 2 Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Tranche 2 Facility Fee	Bankers’ Acceptance Fee	Canadian Prime Rate	Canadian Base Rate
I	>2.25:1	0.40%	1.375%	0%	0%
II	>1.75:1 but ≤2.25:1	0.35%	1.150%	0%	0%
III	>1.25:1 but ≤1.75:1	0.30%	0.950%	0%	0%
IV	≤1.25:1	0.25%	0.750%	0%	0%

Any increase or decrease in the Applicable Tranche 2 Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Tranche 2 Rate in effect from the Closing Date shall be determined based upon Pricing Level IV.

“Applicable Time” means, with respect to any borrowings and payments with respect to the Tranche 1 Loans in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, and (c) in respect of any Permitted Securitization, an amount equal to (i) the outstanding principal amount of Indebtedness incurred at such time by the Securitization Subsidiary, or (ii) if the Securitization Subsidiary has incurred no such Indebtedness, the unrecovered purchase price of all Permitted Receivables (or interest therein) sold or transferred by such Securitization Subsidiary to the conduit entity or other receivables credit provider relating to such Permitted Securitization.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended September 30, 2002, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Tranche 1 Commitments or Aggregate Tranche 2 Commitments, as the case may be, pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“BA Discount Rate” means:

(a)	in relation to a Bankers’ Acceptance accepted by a Tranche 2 Lender that is a Schedule I Bank, the CDOR Rate;

(b)	in relation to a Bankers’ Acceptance accepted by a Tranche 2 Lender that is a Schedule II Bank or a Schedule III Bank, the lesser of:

(i)	the Discount Rate then applicable to bankers’ acceptances accepted by such Schedule II Bank or Schedule III Bank; and

(ii)	the CDOR Rate plus 0.10% per annum;

provided that if both such rates are equal, then the “BA Discount Rate” applicable thereto shall be the rate specified in clause (i) above; and

(c)	in relation to a BA Equivalent Advance:

(i)	made by a Lender that is a Schedule I Bank, the CDOR Rate; and

(ii)	made by a Lender that is a Schedule II Bank or Schedule III Bank, the rate determined in accordance with subparagraph (b) of this definition; and

(iii)	made by any other Tranche 2 Lender, the CDOR Rate plus 0.10% per annum.

“BA Equivalent Advance” means, in relation to a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances, a loan in Canadian Dollars made by a Non-Acceptance Lender as part of such Loan.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankers’ Acceptance” means a draft in Canadian Dollars drawn by a Borrower, accepted by a Tranche 2 Lender and issued for value pursuant to this Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Tranche 1 Loan” means a Tranche 1 Loan that is a Base Rate Loan.

“Base Rate Loan” means a Tranche 1 Loan or U.S. Swing Line Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in U.S. Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York and the state where the Administrative Agent’s Office with respect to Obligations denominated in U.S. Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in U.S. Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any Borrowing of Canadian Prime Rate Loans or Canadian Swing Line Loans, any Drawdown of, Conversion into or Rollover of Bankers’ Acceptances, any other fundings, disbursements, settlements and payments in Canadian Dollars or U.S. Dollars in respect of a Tranche 2 Loan or a Canadian Swing Line Loan, or any other dealings in Canadian Dollars or U.S. Dollars to be carried out pursuant to this Agreement in respect of any such Tranche 2 Loan or Canadian Swing Line Loan, means any such day on which banks are open for business in Calgary, Alberta and Toronto, Ontario, other than a Saturday or Sunday;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(d) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than U.S. Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(e) if such day relates to any fundings, disbursements, settlements and payments in a currency other than U.S. Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than U.S. Dollars or Euro, or any other dealings in any currency other than U.S. Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Base Rate” means, on any day, the greater of (a) 1/2 of 1% plus the Federal Funds Rate on such day; and (b) the variable rate of interest expressed as a percentage per annum determined, announced and adjusted by the Canadian Facility Agent from time to time as a reference rate for commercial loans made by the Canadian Facility Agent in Canada in U.S. Dollars on such day.

“Canadian Base Rate Loan” means a Loan in U.S. Dollars made by each of the Tranche 2 Lenders to any Borrower designated to receive Tranche 2 Loans hereunder.

“Canadian Base Rate Loan Borrowing” means a borrowing consisting of simultaneous Canadian Base Rate Loans and made by each of the Tranche 2 Lenders pursuant to Section 2.02.

“Canadian Dollar” and “Cdn.$” mean lawful money of Canada.

“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent, the Canadian Facility Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with U.S. Dollars.

“Canadian Facility Agent” means Scotiabank in its capacity as Canadian administrative agent under any of the Loan Documents, or any successor Canadian administrative agent.

“Canadian Facility Agent’s Office” means, with respect to Canadian Dollars or U.S. Dollars, as applicable, the Canadian Facility Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Canadian Facility Agent may from time to time notify to the Company, each Canadian Swing Line Borrower, the Administrative Agent and the Tranche 2 Lenders.

“Canadian Prime Rate” means, for any day, the greater of: (a) the rate of interest per annum established from time to time by the Canadian Facility Agent as the reference rate of interest for the determination of interest rates that the Canadian Facility Agent will charge to customers of varying degrees of creditworthiness in Canada for Canadian Dollar demand loans in Canada; and (b) the rate of interest per annum equal to the average annual yield rate for one month Canadian Dollar bankers’ acceptances (expressed for such purpose as a yearly rate per annum in accordance with Section 2.10) which rate is shown on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service at 10:00 a.m. (Toronto time) on such day or, if such day is not a Business Day, on the immediately preceding Business Day, plus 0.50% per annum; provided that if both such rates are equal or if such one month bankers’ acceptance rate is unavailable for any reason on any date of determination, then the “Canadian Prime Rate” shall be the rate specified in clause (a) of this definition.

“Canadian Prime Rate Loan” has the meaning specified in Section 2.02. All Canadian Prime Rate Loans shall bear interest based on the Canadian Prime Rate and shall be denominated in Canadian Dollars.

“Canadian Prime Rate Loan Borrowing” means a borrowing consisting of simultaneous Canadian Prime Rate Loans and made by each of the Tranche 2 Lenders pursuant to Section 2.02.

“Canadian Prime Rate Loan Notice” means a notice of a borrowing of Canadian Prime Rate Loans, pursuant to Section 2.02(b), which shall be substantially in the form of Exhibit A-2.

“Canadian Prime Rate Note” means a promissory note made by a Borrower in favor of a Tranche 2 Lender evidencing Canadian Prime Rate Loans made by such Tranche 2 Lender to such Borrower, substantially in the form of Exhibit C-2.

“Canadian Swing Line” means the revolving credit facility made available by the Canadian Swing Line Lender pursuant to Section 2.02.

“Canadian Swing Line Borrower” means any Designated Borrower designated to receive Tranche 2 Loans hereunder which has been further designated by the Company in a notice to the Canadian Swing Line Lender as the permissible recipient of Canadian Swing Line Loans.

“Canadian Swing Line Borrowing” means a borrowing of a Canadian Swing Line Loan pursuant to Section 2.02.

“Canadian Swing Line Lender” means Scotiabank in its capacity as provider of Canadian Swing Line Loans, or any successor Canadian Swing Line lender hereunder.

“Canadian Swing Line Loan” has the meaning specified in Section 2.02(f).

“Canadian Swing Line Sublimit” means an amount equal to the lesser of (a) Cdn.$8,000,000 and (b) the Aggregate Tranche 2 Commitments. The Canadian Swing Line Sublimit is part of, and not in addition to, the Aggregate Tranche 2 Commitments.

“Canadian Usage Limit” has the meaning specified in Section 2.02(f).

“Cash Collateral” means Tranche 1 Cash Collateral or Tranche 2 Cash Collateral.

“CDOR Rate” means, on any date which Bankers’ Acceptances are to be issued pursuant hereto, the per annum rate of interest which is the rate determined by the Canadian Facility Agent as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the applicable Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Facility Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the Discount Rate quoted by the Canadian Facility Agent (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued by the applicable Borrower on such day, or is such day is not a Business Day, then on the immediately preceding Business Day.

“Change of Control” means, with respect to any Person, an event or series of related events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of such Person ordinarily entitled to vote for members of the board of directors or equivalent governing body of such Person, on a fully-diluted basis.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, the sum of its Tranche 1 Commitment and its Tranche 2 Commitment.

“Committed Borrowing” means a Tranche 1 Borrowing or a Tranche 2 Borrowing.

“Committed Loan” means a Tranche 1 Loan or a Tranche 2 Loan.

“Committed Loan Notice” means Tranche 1 Loan Notice or a Tranche 2 Loan Notice.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Agents and the Lenders, substantially in the form of Exhibit F.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, the Company’s Consolidated Net Income, plus (a) Consolidated Interest Charges, (b) tax expense, and (c) depreciation and amortization of intangibles. For purposes of this definition only, Consolidated Net Income shall be calculated excluding any (i) extraordinary gains and extraordinary losses, (ii) non-cash restructuring charges, but only to the extent that no cash payments will be made (or required to be made) in a future period in respect of such non-cash restructuring charges, and (iii) non-cash impairment charges, provided that the aggregate amount of such non-cash impairment charges shall not exceed U.S.$50,000,000 in any twelve-month period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and the outstanding principal amount of all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial Credits, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (except as provided below), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and Permitted Securitizations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary; provided that for purposes of determining compliance with Section 7.12(c), “Consolidated

Funded Indebtedness” shall include the aggregate undrawn face amount of all Financial Credits and all payment and reimbursement obligations due in respect thereof; provided further that for purposes of determining the Applicable Tranche 1 Rate or the Applicable Tranche 2 Rate, “Consolidated Funded Indebtedness” shall exclude the aggregate undrawn face amount of any Financial Credits but shall include all payment and reimbursement obligations due in respect thereof; and provided further that “Consolidated Funded Indebtedness” shall exclude the aggregate undrawn face amount of all Performance Credits, but shall include all payment and reimbursement obligations due in respect thereof.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, all interest expense in such period determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Charges for such four quarter period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 6.01(a) or (b).

“Consolidated Net Income” means, for any period, the Company’s consolidated net income as determined in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, Shareholders’ Equity minus any amounts attributable to preferred stock that is mandatorily redeemable, or redeemable at the option of the holder thereof, at any time prior to the date that is one year after the Maturity Date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Conversion” means a conversion or deemed conversion of any Bankers’ Acceptance into a Canadian Prime Rate Loan, or a conversion of any Canadian Prime Rate Loan into a Bankers’ Acceptance, in accordance with the provisions of Section 2.05.

“Conversion Date” means the date specified by the Company as being the date on which the Company has elected to convert, or this Agreement requires the conversion of, any Bankers’ Acceptance into a Canadian Prime Rate Loan, or the Company has elected to convert any Canadian Prime Rate Loan into a Bankers’ Acceptance, and which shall be a Business Day.

“Conversion Notice” means a notice of Conversion of Canadian Prime Rate Loans into Bankers’ Acceptances or Conversion of Bankers’ Acceptances into Canadian Prime Rate Loans, which shall be substantially in the form of Exhibit A-4.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to the Tranche 1 Loans, U.S. Swing Line Loans and other Obligations (other than the Tranche 2 Loans and the Canadian Swing Line Loans), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Tranche 1 Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Tranche 1 Rate and any Mandatory Cost) otherwise applicable to such Tranche 1 Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws; (b) with respect to the Tranche 2 Loans in Canadian Dollars and the Canadian Swing Line Loans in Canadian Dollars, an interest rate equal to (i) the Canadian Prime Rate plus (ii) the Applicable Tranche 2 Rate, if any, applicable to Canadian Prime Rate Loans plus (iii) 2% per annum; and (c) with respect to the Canadian Base Rate Loans and the Canadian Swing Line Loans in U.S. Dollars, an interest rate equal to (i) the Canadian Base Rate plus (ii) the Applicable Tranche 2 Rate, if any, applicable to Canadian Base Rate Loans plus (iii) 2% per annum.

“Defaulting Lender” means (a) in the connection with any Tranche 1 Loans, L/C Obligations or U.S. Swing Line Loans, any Tranche 1 Lender that (i) has failed to fund any portion of the Tranche 1 Loans, participations in L/C Obligations or participations in U.S. Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Tranche 1 Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding; and (b) in the connection with any Tranche 2 Loans or Canadian Swing Line Loans, any Tranche 2 Lender that (i) has failed to fund any portion of the Tranche 2 Loans or participations in Canadian Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to an Agent or any other Tranche 2 Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Discount Proceeds” means the net cash proceeds to a Borrower from the sale of a Bankers’ Acceptance pursuant hereto, in the case of Section 2.05(f) or BA Equivalent Advances, at the BA Discount Rate, in any case, before deduction or payment of the fees to be paid to the Tranche 2 Lenders under Section 2.05(c).

“Discount Rate” means, with respect to the issuance of a bankers’ acceptance, the rate of interest per annum, calculated on the basis of a year of 365 days (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%), which is equal to the discount exacted by a purchaser taking initial delivery of such bankers’ acceptance, calculated as a rate per annum and as if the issuer thereof received the discount proceeds in respect of such bankers’ acceptance on its date of issuance and had repaid the respective face amount of such bankers’ acceptance on the maturity date thereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Domestic Designated Borrower” means any Designated Borrower that is not a Foreign Designated Borrower.

“Drawdown” means the issuance of Bankers’ Acceptances (or the making of a BA Equivalent Advance in lieu thereof) other than as a result of Conversions or Rollovers.

“Drawdown Date” means the date on which a Drawdown is made by a Borrower pursuant to the provisions hereof and which shall be a Business Day.

“Drawdown Notice” means a notice of Drawdown of Bankers’ Acceptances pursuant to Section 2.05, which shall be substantially in the form of Exhibit A-3.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Escalating Credit” means a Letter of Credit which provides for a face amount that automatically increases from time to time in accordance with its terms.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan:

(a) the applicable Screen Rate for such Interest Period; or

(b) if the applicable Screen Rate shall not be available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Tranche 1 Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in U.S. Dollars or in an Alternative Currency. All Tranche 1 Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Credit Agreements” means (i) that certain Credit Agreement dated as of January 11, 1999, as amended, among the Company, Bank of America, as administrative agent, and a syndicate of lenders; (ii) that certain Revolving Bridge Promissory Note dated as of October 29, 2001 by Jacobs Canada Inc. in favor of Bank of America Canada; and (iii) that certain Credit Agreement dated as of September 10, 2002 between Scotiabank and Jacobs Canada Inc.

“Existing Letters of Credit” means the standby letters of credit listed on Schedule 1.01-2.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Financial Credit” means a Letter of Credit used directly or indirectly to cover a default in payment of any financial contractual obligation the Company and its Subsidiaries, including insurance-related obligations and payment obligations under specific contracts in respect of Indebtedness undertaken by the Company or any Subsidiary, and any Letter of Credit issued in favor of a bank or other surety who in connection therewith issues a guarantee or similar undertaking, performance bond, surety bond or other similar instrument that covers a default in payment of any such financial contractual obligations, that is classified as a financial standby Letter of Credit by the FRB or by the OCC.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in Canadian Dollars or the applicable Alternative Currency as determined by the Administrative Agent, the Canadian Facility Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars or such Alternative Currency with U.S. Dollars.

“Foreign Designated Borrower” means any Designated Borrower that is a Foreign Subsidiary.

“Foreign Designated Borrower Guaranty” means the Foreign Designated Borrower Guaranty made by the Foreign Designated Borrowers in favor of the Agents and the Lenders, substantially in the form of Exhibit G-1.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Plan” means any employee benefit plan maintained by the Company or any of its Subsidiaries which is mandated or governed by any Laws of any Governmental Authority other than the United States or a state thereof.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States or a state thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Company Guaranty, the Subsidiary Guaranty and the Foreign Designated Borrower Guaranty.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) the principal amount of all obligations of such Person for borrowed money and the principal amount of all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and Permitted Securitizations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person (x) shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (y) shall exclude the aggregate undrawn face amount of all Financial Credits and all Performance Credits, but shall include all payment and reimbursement obligations due in respect thereof. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Insolvent Domestic Subsidiary Limit” means, at any time, any of the following: (i) the sum of the revenues of all Insolvent Domestic Subsidiaries (based, in each case, upon the twelve-month period ended prior to the date on which any such Subsidiary became an Insolvent Domestic Subsidiary) equals or exceeds five percent (5%) or more of the Company’s consolidated total revenue for the twelve-month period ending at the end of the fiscal quarter immediately preceding the date of calculation; or (ii) the sum of the contribution of all Insolvent Domestic Subsidiaries (based, in each case, upon the contribution of each such Insolvent Domestic Subsidiary in the four fiscal quarters immediately preceding the date on which any such Subsidiary became an Insolvent Domestic Subsidiary) to the Company’s Consolidated EBITDA equals or exceeds five percent (5%) of the Company’s Consolidated EBITDA for the four fiscal quarters immediately preceding the date of calculation; or (iii) the sum of the net book value of the assets of all Insolvent Domestic Subsidiaries, (determined, in each case, as of the end of the fiscal quarter immediately preceding the date on which any such Subsidiary became an Insolvent Domestic Subsidiary) equals or exceeds five percent (5%) or more of the Company’s net book value of total assets as of the end of the fiscal quarter immediately preceding the date of calculation, in each case, based upon the Company’s most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01. As used in this definition, “Insolvent Domestic Subsidiary” means each Domestic Subsidiary of the Company which, after the Closing Date, (A) instituted, or consented to the institution of any proceeding under any Debtor Relief Law, or made an assignment for the benefit of creditors, or applied for or consented to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer was appointed without the application or consent of such Subsidiary and the appointment continued undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Subsidiary or to all or any material part of its property was instituted without the consent of such Subsidiary and continued undismissed or unstayed for 60 calendar days, or an order for relief was entered in any such proceeding, or (B) (x) became unable or admitted in writing its inability or failed generally to pay its debts as they became due, or (y) any writ or warrant of attachment or execution or similar process was issued or levied against all or any material part of the property of any such Person and was not released, vacated or fully bonded within 30 days after its issue or levy.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a U.S. Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Canadian Prime Rate Loan, Canadian Base Rate Loan or Canadian Swing Line Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, (a) as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week, or one, two, three or six months thereafter, as selected by the Company in its Tranche 1 Loan Notice; and (b) as to each Bankers’ Acceptance, the period commencing on the Drawdown Date, Conversion Date or Rollover Date for such Bankers’ Acceptance and ending on the date one, two, three or six months thereafter (or such other longer or shorter term as agreed by the Tranche 2 Lenders), as selected by the Company in its Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, subject to market availability; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person. For purposes of covenant compliance, the amount of any Investment in another Person shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less the amount of cash distributions received by such Person from the Person in which such Investment was made.

“IP Rights” has the meaning set forth in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, any Letter Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of any such Person and relating to any such Letter of Credit, including any of such L/C Issuer’s standard form documents for issuances and amendments of letters of credit.

“Issuer Fee Letter” means (i) as to Bank of America, the letter agreement, dated May 9, 2003, between the Company and the Administrative Agent relating to the fronting fee payable to Bank of America pursuant to Section 2.03(j), and (ii) as to any other L/C Issuer, any letter agreement or other document, agreement or instrument setting forth the agreement between the Company and such L/C Issuer relating to the fronting fee payable to such L/C Issuer pursuant to Section 2.03(j).

“Issuer-Related Persons” means as to any L/C Issuer, such L/C Issuer, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Issuer Sublimit” has the meaning specified in Section 2.03(m).

“Laws” means, collectively, all foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Tranche 1 Lender, such Tranche 1 Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in U.S. Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Tranche 1 Borrowing. All L/C Borrowings shall be denominated in U.S. Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means either Bank of America or Wachovia Bank, N.A., each in its capacity as issuer of Letters of Credit hereunder, or any successor or additional issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes a Lender in its capacity as an L/C Issuer, as Tranche 1 Lender, as Tranche 2 Lender and (in the case of Bank of America or Scotiabank) as Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company, the Canadian Facility Agent (in the case of any Tranche 2 Lender) and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder that is a Permitted Credit and shall include the Existing Letters of Credit. Letters of Credit may be issued in U.S. Dollars, in Canadian Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to U.S.$150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Tranche 1 Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Tranche 1 Loan, a Canadian Prime Rate Loan, a Bankers’ Acceptance (or BA Equivalent Advance in lieu thereof) or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Bankers’ Acceptance, each Note, each Overdraft Facility Agreement, each Issuer Document, the Agent/BAS Fee Letter, the Issuer Fee Letters and the Guaranties.

“Loan Parties” means, collectively, the Company, each Designated Borrower, and each Subsidiary Guarantor.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, at any time during any fiscal year of the Company, a Subsidiary of the Company that: (i) has revenues which constitute five percent (5%) or more of the Company’s total revenue; or (ii) contributes at least five percent (5%) to the Company’s Consolidated EBITDA; or (iii) has assets the net book value of which constitutes five percent (5%) or more of the Company’s net book value of total assets, in each case, based upon the Company’s most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01.

“Maturity Date” means August 22, 2008.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Tangible Assets” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of all (a) cash-on-hand and cash equivalents, (b) short-term marketable securities not subject to any Lien (other than nonconsensual Permitted Liens) or any other restrictions, (c) accounts receivable, (d) inventory (valued on a book-value basis) and (e) net property, equipment and improvements, in each case as of the end of the most recently ended fiscal year.

“Non-Acceptance Lender” means (a) a Tranche 2 Lender which is not permitted by law or customary market practices to stamp, for purposes of subsequent sale, or accept, a Bankers’ Acceptance or (b) a Tranche 2 Lender who is deemed to be a “Non-Acceptance Lender” in accordance with Section 2.05(n).

“Note” means a Tranche 1 Note or a Canadian Prime Rate Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OCC” means the U.S. Office of the Comptroller of the Currency.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (i) with respect to Tranche 1 Loans on any date, the U.S. Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Tranche 1 Loans occurring on such date; (ii) with respect to Canadian Base Rate Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Canadian Base Rate Loans occurring on such date; (iii) with respect to Canadian Prime Rate Loans on any date, the U.S. Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings, Conversions, prepayments or repayments of such Canadian Prime Rate Loans occurring on such date; (iv) with respect to

Bankers’ Acceptances on any date, the U.S. Dollar Equivalent amount of the aggregate amount payable to the holder thereof on its maturity after giving effect to any Drawdowns, Conversions, Rollovers, prepayments or repayments of such Bankers’ Acceptances occurring on such date; (v) with respect to Canadian Swing Line Loans in Canadian Dollars on any date, the U.S. Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Canadian Swing Line Loans occurring on such date; (vi) with respect to Canadian Swing Line Loans in U.S. Dollars on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Canadian Swing Line Loans occurring on such date; (vii) with respect to U.S. Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such U.S. Swing Line Loans occurring on such date; and (viii) with respect to any L/C Obligations on any date, the U.S. Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date. For purposes of this definition, the portion of the L/C Obligations in respect of the undrawn face amount of any Escalating Credits shall be deemed to be the maximum aggregate amount available to be drawn under such Escalating Credits (after giving effect to all increases).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the Federal Funds Rate, (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Scotiabank in the Canadian interbank market to major banks in such interbank market, and (c) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.07(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Credit” means a Letter of Credit used directly or indirectly to cover a default in the performance of any non-financial or commercial obligations of the Company or any Subsidiary under specific contracts, and any Letter of Credit issued in favor of a bank or other surety who in connection therewith issues a guarantee or similar undertaking, performance bond, surety bond or other similar instrument that covers a default of any such performance obligations, that is classified as a performance standby Letter of Credit by the FRB and by the OCC.

“Permitted Acquisition” means any Acquisition that conforms to the following requirements: (a) the assets, Person, division or line of business to be acquired is in a similar or complementary or ancillary or related line of business as the Company, or a reasonable extension thereof, (b) all transactions related to such Acquisition shall be consummated in accordance in all material respects with applicable Law, (c) at the time of the first public announcement of an offer relating thereto, such Acquisition has been approved by the board of directors or equivalent governing body of the acquiree, (d) the board of directors or equivalent governing body of the acquiree has not at any time notified the Borrower that it opposes such action or, if it had done so, such opposition has been withdrawn, (e) immediately after giving effect to such Acquisition: (i) no Default shall have occurred and be continuing or would result therefrom, and (ii) all actions required to be taken with respect to any such acquired or newly formed Subsidiary under Section 6.13 shall have been or will be taken in accordance therewith.

“Permitted Credit” means a Letter of Credit that is a Financial Credit or a Performance Credit and shall not include any “direct pay” Letter of Credit or any Letter of Credit which contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder.

“Permitted Receivables” means accounts receivable (including notes, chattel paper, accounts, instruments and general intangibles consisting of rights to payment) generated by the Company or any of its Subsidiaries (each, an “originator”) in the ordinary course of business, together with any guarantees, insurance, letters of credit, collateral, service contracts and other agreements associated with any account receivable, the interest of the originator in the inventory and goods, including returned or repossessed inventory or goods, if any, the sale, financing or lease of which gave rise to an account receivable, the interest of the Securitization Subsidiary in the agreement with the originator pursuant to which such Securitization Subsidiary purchased such accounts receivable, and other ancillary rights of the originator arising in connection with the transaction giving rise to such accounts receivable and all business records relating thereto.

“Permitted Securitization” means (a) transfers constituting sales under GAAP, in respect of which a customary true-sale opinion has been given by independent counsel, to a Securitization Subsidiary of Permitted Receivables by the applicable originator; and (b) if applicable, the incurrence by the Securitization Subsidiary of Attributable Indebtedness to a conduit entity or other receivables credit provider secured by a Lien on any or all of the assets of such Securitization Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Power of Attorney” means a power of attorney provided by a Borrower to a Tranche 2 Lender with respect to Bankers’ Acceptances in accordance with and pursuant to Section 2.05(e).

“Pro Rata Share” means (a) with respect to each Tranche 1 Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Tranche 1 Commitment of such Tranche 1 Lender at such time and the denominator of which is the amount of the Aggregate Tranche 1 Commitments at such time; provided that if the commitment of each Tranche 1 Lender to make Tranche 1 Loans, the commitment of the U.S. Swing Line Lender to make U.S. Swing Line Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Tranche 1 Lender shall be determined based on the Pro Rata Share of such Tranche 1 Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; and (b), with respect to each Tranche 2 Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Tranche 2 Commitment of such Tranche 2 Lender at such time and the denominator of which is the amount of the Aggregate Tranche 2 Commitments at such time; provided that if the commitment of each Tranche 2 Lender to make Tranche 2 Loans and accept or discount Bankers’ Acceptances and the commitment of the Canadian Swing Line Lender to make Canadian Swing Line Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Tranche 2 Lender shall be determined based on the Pro Rata Share of such Tranche 2 Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Tranche 1 Lender is set forth opposite the name of such Tranche 1 Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 1 Lender becomes a party hereto, as applicable; and the initial Pro Rata Share of each Tranche 2 Lender is set forth opposite the name of such Tranche 2 Lender on Schedule 2.02 or in the Assignment and Assumption pursuant to which such Tranche 2 Lender becomes a party hereto.

“Register” has the meaning set forth in Section 10.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a U.S. Swing Line Loan, a U.S. Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and, in the case of Tranche 2 Lenders, to accept or discount Bankers’ Acceptances, and the obligation of the L/C Issuers to make L/C Credit Extensions, have been terminated pursuant to Section 8.02,

Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Tranche 1 Lender’s risk participation and funded participation in L/C Obligations and U.S. Swing Line Loans being deemed “held” by such Tranche 1 Lender for purposes of this definition, and the aggregate amount of each Tranche 2 Lender’s risk participation and funded participation in Canadian Swing Line Loans being deemed “held” by such Tranche 2 Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Tranche 1 Lenders” means, as of any date of determination, Tranche 1 Lenders having more than 50% of the Aggregate Tranche 1 Commitments or, if the commitment of each Tranche 1 Lender to make Tranche 1 Loans, the commitment of the U.S. Swing Line Lender to make U.S. Swing Line Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Tranche 1 Lenders holding in the aggregate more than 50% of the Total Tranche 1 Outstandings (with the aggregate amount of each Tranche 1 Lender’s risk participation and funded participation in L/C Obligations and U.S. Swing Line Loans being deemed “held” by such Tranche 1 Lender for purposes of this definition); provided that the Tranche 1 Commitment of, and the portion of the Total Tranche 1 Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche 1 Lenders.

“Required Tranche 2 Lenders” means, as of any date of determination, Tranche 2 Lenders having more than 50% of the Aggregate Tranche 2 Commitments or, if the commitment of each Tranche 2 Lender to make Tranche 2 Loans and accept or discount Bankers’ Acceptances and the commitment of the Canadian Swing Line Lender to make Canadian Swing Line Loans have been terminated pursuant to Section 8.02, Tranche 2 Lenders holding in the aggregate more than 50% of the Total Tranche 2 Outstandings (with the aggregate amount of each Tranche 2 Lender’s risk participation and funded participation in Canadian Swing Line Loans being deemed “held” by such Tranche 2 Lender for purposes of this definition); provided that the Tranche 2 Commitment of, and the portion of the Total Tranche 2 Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche 2 Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president: finance and administration, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Revaluation Date” means (a) with respect to any Tranche 1 Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.01, and (iii) such additional dates as the Administrative Agent shall determine or the Required Tranche 1 Lenders shall require; (b) with respect to any Tranche 2 Loan denominated in Canadian Dollars, (i) each date of a Borrowing of such a Tranche 2 Loan, (ii) each Drawdown Date, (iii) each Rollover Date, (iv) each Conversion Date, and (v) such other dates as the Administrative Agent or the Canadian Facility Agent shall determine or the Required Tranche 2 Lenders shall require; (c) with respect to any Canadian Swing Line Loan denominated in Canadian Dollars, (i) each date of such a Canadian Swing Line Loan, and (ii) such other dates as the Administrative Agent or the Canadian Facility Agent shall determine or the Required Tranche 2 Lenders shall require; and (d) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency or Canadian Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable L/C Issuer of any Letter of Credit denominated in an Alternative Currency or Canadian Dollars, (iv) in the case of the Existing Letters of Credit, August 22, 2003, and (v) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.

“Rollover” means with respect to Bankers’ Acceptances, the issuance of new Bankers’ Acceptances or the making of new BA Equivalent Advances (subject to the provisions hereof) in respect of all or any portion of Bankers’ Acceptances (or BA Equivalent Advances made in lieu thereof) maturing at the end of the Interest Period applicable thereto, all in accordance with Section 2.05.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Bankers’ Acceptance and which shall be a Business Day.

“Rollover Notice” means a notice of Rollover of Bankers’ Acceptances pursuant to Section 2.05, which shall be substantially in the form of Exhibit A-5.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars or Canadian Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Schedule I Bank” means a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Schedule II Bank” means a Canadian chartered bank listed on Schedule II to the Bank Act (Canada).

“Schedule III Bank” means an authorized foreign bank listed on Schedule III to the Bank Act (Canada).

“Schedule II to Schedule III Assignment” means an assignment by a Lender that is a Schedule II Bank to an Affiliate of such Lender that is a Schedule III Bank.

“Screen Rate” means, for any Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Scotiabank” means The Bank of Nova Scotia.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Company created solely for purposes of effectuating a Permitted Securitization, the activities and assets of which are limited solely to such purpose and assets, and the Organization Documents of which contain customary bankruptcy – remote provisions.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Company and its Subsidiaries as of that date determined in accordance with GAAP.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” (a) for Canadian Dollars in connection with a determination by the Canadian Facility Agent, the Administrative Agent or the applicable L/C Issuer means the rate quoted by the Canadian Facility Agent, the Administrative Agent or the applicable L/C Issuer as the spot rate for the purchase by the Canadian Facility Agent, the Administrative Agent or the applicable L/C Issuer of such currency with another currency through its principal foreign exchange trading office at approximately 8:00 a.m. (Toronto time) on the date two Business Days prior to the date as of which the foreign exchange computation is made, and (b) for any other currency in connection with a determination by the Administrative Agent or any L/C Issuer means the rate quoted by the Administrative Agent or the applicable L/C Issuer, as applicable, as the spot rate for the purchase by the Administrative Agent or the applicable L/C Issuer of such currency with another currency through its principal foreign exchange trading office at approximately 8:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency or Canadian Dollars.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” mean, collectively, each direct and indirect Material Subsidiary, other than a Foreign Subsidiary or a Securitization Subsidiary, whether now existing or hereafter acquired or organized, executing and delivering the Subsidiary Guaranty as of the Closing Date, or acceding thereto thereafter as provided in Section 6.13.

“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Agents and the Lenders, substantially in the form of Exhibit G-2.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the Canadian Swing Line or the U.S. Swing Line.

“Swing Line Borrowing” means a Canadian Swing Line Borrowing or a U.S. Swing Line Borrowing.

“Swing Line Lender” means the Canadian Swing Line Lender or the U.S. Swing Line Lender.

“Swing Line Loan” means a Canadian Swing Line Loan or a U.S. Swing Line Loan.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.01(a).

“Threshold Amount” means U.S.$25,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Tranche 1 Outstandings” means the aggregate Outstanding Amount of all Tranche 1 Loans, all U.S. Swing Line Loans and all L/C Obligations.

“Total Tranche 2 Outstandings” means the aggregate Outstanding Amount of all Tranche 2 Loans and all Canadian Swing Line Loans.

“Tranche 1 Borrowing” means a borrowing consisting of simultaneous Tranche 1 Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Tranche 1 Lenders pursuant to Section 2.01.

“Tranche 1 Cash Collateral” has the meaning specified in Section 2.03(g).

“Tranche 1 Commitment” means, as to each Tranche 1 Lender, its obligation to (a) make Tranche 1 Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in U.S. Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the U.S. Dollar amount set forth opposite such Tranche 1 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche 1 Lender” means a Lender with a Tranche 1 Commitment, holding Tranche 1 Loans or holding participations in any L/C Obligations or U.S. Swing Line Loans and, as the context requires, includes a Tranche 1 Lender in its capacity as an L/C Issuer and (in the case of Bank of America) as U.S. Swing Line Lender.

“Tranche 1 Loan” has the meaning specified in Section 2.01.

“Tranche 1 Loan Notice” means a notice of (a) a Tranche 1 Borrowing, (b) a conversion of Tranche 1 Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.01(b), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Tranche 1 Note” means a promissory note made by a Borrower in favor of a Tranche 1 Lender evidencing Tranche 1 Loans made by such Tranche 1 Lender to such Borrower, substantially in the form of Exhibit C-1.

“Tranche 2 Borrowing” means (i) a Canadian Prime Rate Loan Borrowing; (ii) a Canadian Base Rate Loan Borrowing; and (iii) a Drawdown of simultaneous Bankers’ Acceptances and, if applicable, BA Equivalent Advances from each of the Tranche 2 Lenders pursuant to Section 2.05.

“Tranche 2 Cash Collateral” has the meaning specified in Section 2.05(p).

“Tranche 2 Commitment” means, as to each Tranche 2 Lender, (a) its obligation to make Tranche 2 Loans to the Borrowers pursuant to Section 2.02 and (b) purchase participations in Canadian Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the U.S. Dollar amount set forth opposite such Tranche 2 Lender’s name on Schedule 2.02 or in the Assignment and Assumption pursuant to which such Tranche 2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche 2 Loan” means a Canadian Prime Rate Loan, a Canadian Base Rate Loan, a Bankers’ Acceptance or a BA Equivalent Advance.

“Tranche 2 Loan Notice” means (a) a Canadian Prime Rate Loan Notice, (b) a Drawdown Notice, (c) a Conversion Notice, or (d) a Rollover Notice.

“Tranche 2 Lender” means a Lender with a Tranche 2 Commitment, holding Tranche 2 Loans or holding participations in any Canadian Swing Line Loans and, as the context requires, includes a Tranche 2 Lender in its capacity as an L/C Issuer and (in the case of Scotiabank) as Canadian Swing Line Lender.

“Type” means (a), in the case of a Tranche 1 Loan, its character as a Base Rate Loan or Eurocurrency Rate Loan and (b), in the case of a Tranche 2 Loan, its character as a Canadian Prime Rate Loan, Canadian Base Rate Loan, Bankers’ Acceptance or BA Equivalent Advance.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“U.S. Dollar”, “Dollar”, “U.S.$” and “$” mean lawful money of the United States.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Canadian Facility Agent, the Administrative Agent or the applicable L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with Canadian Dollars, and (c) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“U.S. Swing Line” means the revolving credit facility made available by the U.S. Swing Line Lender pursuant to Section 2.04.

“U.S. Swing Line Borrowing” means a borrowing of a U.S. Swing Line Loan pursuant to Section 2.04.

“U.S. Swing Line Lender” means Bank of America in its capacity as provider of U.S. Swing Line Loans, or any successor U.S. Swing Line lender hereunder.

“U.S. Swing Line Loan” has the meaning specified in Section 2.04(a).

“U.S. Swing Line Loan Notice” means a notice of a U.S. Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“U.S. Swing Line Sublimit” means an amount equal to the lesser of (a) U.S.$15,000,000 and (b) the Aggregate Tranche 1 Commitments. The U.S. Swing Line Sublimit is part of, and not in addition to, the Aggregate Tranche 1 Commitments.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Exchange Rates; Currency Equivalents. The Administrative Agent, the Canadian Facility Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent or Canadian Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies or Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars or Canadian Dollars) for purposes of the Loan Documents shall be such U.S. Dollar Equivalent or Canadian Dollar Equivalent amount as so determined by the Administrative Agent, the Canadian Facility Agent or the applicable L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Tranche 2 Loan, a Canadian Swing Line Loan, a Committed Tranche 1 Borrowing, the conversion, continuation or prepayment of a Eurocurrency Rate Loan, the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Committed Tranche 1 Borrowing, Eurocurrency Rate Loan, Tranche 2 Loan, Canadian Swing Line Loan or Letter of Credit is denominated in an Alternative Currency or Canadian Dollars, such amount shall be the relevant Foreign Currency Equivalent or Canadian Dollar Equivalent of such U.S. Dollar amount, as the case may be (rounded to the nearest unit of the applicable currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the Canadian Facility Agent or the applicable L/C Issuer, as the case may be.

1.07 Additional Alternative Currencies. The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Tranche 1 Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 9:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Tranche 1 Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Tranche 1 Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 8:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Tranche 1 Lender or the applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Tranche 1 Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Tranche 1 Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Tranche 1 Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit of any Issuer that is neither U.S. Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency hereunder with respect to such Existing Letter of Credit only.

1.08 Change of Currency. Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Tranche 1 Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Tranche 1 Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.09 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.10 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the U.S. Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Tranche 1 Loans. Subject to the terms and conditions set forth herein, each Tranche 1 Lender severally agrees to make loans (each such loan, a “Tranche 1 Loan”) to the Company, and to any other Borrower designated to receive Tranche 1 Loans hereunder, in U.S. Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche 1 Lender’s Tranche 1 Commitment; provided, however, that after giving effect to any Tranche 1 Borrowing, (i) the Total Tranche 1 Outstandings shall not exceed the Aggregate Tranche 1 Commitments, (ii) the aggregate Outstanding Amount of the Tranche 1 Loans of any Tranche 1 Lender, plus such Tranche 1 Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Tranche 1 Lender’s Pro Rata Share of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such Tranche 1 Lender’s Tranche 1 Commitment, and (iii) the aggregate Outstanding Amount of all Tranche 1 Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit; and provided further that (i) the availability of the Aggregate Tranche 1 Commitments at any time for the making of any Tranche 1 Loans and the issuance of Letters of Credit shall be reduced by the amount of the Alternative Currency Reserve (if any), and (ii) in determining the availability of the Aggregate Tranche 1 Commitments hereunder with respect to any Escalating Credits issued or outstanding hereunder, the Aggregate Tranche 1 Commitments will be deemed to be utilized in respect of such Escalating Credits in the aggregate amount equal to the maximum aggregate amount available to be drawn under all such Escalating Credits (after giving effect to all increases). Within the limits of each Tranche 1 Lender’s Tranche 1 Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Tranche 1 Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Each Tranche 1 Borrowing, each conversion of Tranche 1 Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in U.S. Dollars or of any conversion of Eurocurrency Rate Loans denominated in U.S. Dollars to Base Rate Tranche 1 Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Tranche 1 Loans. Each telephonic notice by the Company pursuant to this Section 2.01(b) must be confirmed promptly by delivery to the Administrative Agent of a written Tranche 1 Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of U.S.$1,000,000 or a whole multiple thereof. Each Borrowing of or conversion to Base Rate Tranche 1 Loans shall be in a principal amount of U.S.$500,000 or a whole multiple of U.S.$100,000 in excess thereof. Each Tranche 1 Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Tranche 1 Borrowing, a conversion of Tranche 1 Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Tranche 1 Loans to be borrowed, converted or continued, (iv) the Type of Tranche 1 Loans to be borrowed or to which existing Tranche 1 Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Tranche 1 Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Tranche 1 Loan Notice requesting a Borrowing, then the Tranche 1 Loans so requested shall be made in U.S. Dollars. If the Company fails to specify a Type of Tranche 1 Loan in a Tranche 1 Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche 1 Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Tranche 1 Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Tranche 1 Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Tranche 1 Loan may be converted into or continued as a Tranche 1 Loan denominated in a different currency, but instead must be prepaid in the original currency of such Tranche 1 Loan and reborrowed in the other currency.

(c) Following receipt of a Tranche 1 Loan Notice, the Administrative Agent shall promptly notify each Tranche 1 Lender of the amount (and currency) of its Pro Rata Share of the applicable Tranche 1 Loans and, if applicable, the account of the Administrative Agent to which each Tranche 1 Lender’s Pro Rata Share is to be credited; and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Tranche 1 Lender of the details of any automatic conversion to Base Rate Loans or continuation of Tranche 1 Loans denominated in a currency other than U.S. Dollars, in each case as described in the preceding subsection. In the case of a Tranche 1 Borrowing, each Tranche 1 Lender shall make the amount of its Tranche 1 Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 10:00 a.m., in the case of any Tranche 1 Loan denominated in U.S. Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Tranche 1 Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Tranche 1 Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Tranche 1 Loan Notice with respect to such Borrowing denominated in U.S. Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the applicable Borrower as provided above.

(d) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in U.S. Dollars or any Alternative Currency) without the consent of the Required Tranche 1 Lenders, and the Required Tranche 1 Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into U.S. Dollars in the amount of the U.S. Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(e) The Administrative Agent shall promptly notify the Company and the Tranche 1 Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Tranche 1 Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f) After giving effect to all Tranche 1 Borrowings, all conversions of Tranche 1 Loans from one Type to the other, and all continuations of Tranche 1 Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to Tranche 1 Loans.

2.02 Canadian Prime Rate Loans; Canadian Swing Line Loans.

(a) Subject to the terms and conditions set forth herein, each Tranche 2 Lender severally agrees to make loans (each such loan, a “Canadian Prime Rate Loan”) to the Company,

and to any other Borrower designated to receive Tranche 2 Loans hereunder, in Canadian Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche 2 Lender’s Tranche 2 Commitment; provided, however, that after giving effect to any Canadian Prime Rate Loan Borrowing, (i) the Total Tranche 2 Outstandings shall not exceed the Aggregate Tranche 2 Commitments, and (ii) the aggregate Outstanding Amount of the Tranche 2 Loans of any Tranche 2 Lender, plus such Tranche 2 Lender’s Pro Rata Share of the Outstanding Amount of all Canadian Swing Line Loans, shall not exceed such Tranche 2 Lender’s Tranche 2 Commitment. Within the limits of each Tranche 2 Lender’s Tranche 2 Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.02, prepay under Section 2.06, and reborrow under this Section 2.02.

(b) Each Canadian Prime Rate Loan Borrowing under this Section 2.02 and each Conversion under Section 2.05 shall be made upon the Company’s irrevocable notice to the Canadian Facility Agent. Each such notice must be received by the Canadian Facility Agent not later than 9:00 a.m. (Pacific time) one Business Day prior to the requested date of any such Canadian Prime Rate Loan Borrowing or Conversion. Each such notice by the Company pursuant to this Section 2.02(b) must be in the form of a written Canadian Prime Rate Loan Notice or Conversion Notice delivered to the Canadian Facility Agent, appropriately completed and signed by a Responsible Officer of the Company. Each Canadian Prime Rate Loan Borrowing under this Section 2.02 and each Conversion under Section 2.05 shall consist of Canadian Prime Rate Loans in minimum principal amounts of Cdn.$100,000 or whole multiples thereof. Each such Canadian Prime Rate Loan Notice and each such Conversion shall specify (i) the requested date of the Borrowing or Conversion (which shall be a Business Day), (ii) the principal amount of Canadian Prime Rate Loans to be borrowed or to be included in the Conversion, and (iii) if applicable, the Designated Borrower. Upon receipt of such notice, the Canadian Facility Agent shall confirm the aggregate outstanding principal amount of all Canadian Swing Line Loans at such time with the Canadian Swing Line Lender.

(c) Following receipt of a Canadian Prime Rate Loan Notice under this Section 2.02 and/or a Conversion Notice under Section 2.05, the Canadian Facility Agent shall promptly notify each Tranche 2 Lender of the amount of its Pro Rata Share of the applicable Canadian Prime Rate Loans and, if applicable, the account of the Canadian Facility Agent to which each Tranche 2 Lender’s Pro Rata Share is to be credited. In the case of a Canadian Prime Rate Loan Borrowing, each Tranche 2 Lender shall make the amount of its Tranche 2 Loan available to the Canadian Facility Agent in Same Day Funds at the Canadian Facility Agent’s Office not later than 9:00 a.m. (Pacific time) on the Business Day specified in the applicable Canadian Prime Rate Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Canadian Facility Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Canadian Facility Agent either by (i) crediting the account of such Borrower on the books of Scotiabank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Canadian Facility Agent by the Company.

(d) At any time that Canadian Prime Rate Loans are outstanding, the Canadian Facility Agent shall notify the Company and the Tranche 2 Lenders of any change in Scotiabank’s prime rate used in determining the Canadian Prime Rate promptly following the public announcement of such change.

(e) On the last Business Day of each month, and on such additional dates as the Administrative Agent shall require, the Canadian Facility Agent shall provide to the Administrative Agent such information regarding the outstanding Canadian Prime Rate Loans and Canadian Swing Line Loans as the Administrative Agent shall reasonably request, in form and substance satisfactory to the Administrative Agent (and in such standard electronic format as the Administrative Agent shall reasonably specify), for purposes of the Administrative Agent’s ongoing tracking and reporting of outstanding Tranche 2 Loans and Canadian Swing Line Loans.

(f) Subject to the terms and conditions set forth herein, the Canadian Swing Line Lender agrees to make loans in U.S. Dollars or Canadian Dollars (each such loan, a “Canadian Swing Line Loan”) to any Canadian Swing Line Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Canadian Swing Line Sublimit, notwithstanding the fact that such Canadian Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Tranche 2 Loans of the Tranche 2 Lender acting as Canadian Swing Line Lender, may exceed the amount of such Tranche 2 Lender’s Tranche 2 Commitment; provided, however, that after giving effect to any Canadian Swing Line Loan, (i) the Total Tranche 2 Outstandings shall not exceed the Aggregate Tranche 2 Commitments, and (ii) the aggregate Outstanding Amount of the Tranche 2 Loans of any Tranche 2 Lender, plus such Tranche 2 Lender’s Pro Rata Share of the Outstanding Amount of all Canadian Swing Line Loans, shall not exceed such Tranche 2 Lender’s Tranche 2 Commitment (the “Canadian Usage Limit”), and provided, further, that the applicable Canadian Swing Line Borrower shall not use the proceeds of any Canadian Swing Line Loan to refinance any outstanding Canadian Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the applicable Canadian Swing Line Borrower may borrow under this Section 2.02, prepay under Section 2.06, and reborrow under this Section 2.02. Each Canadian Swing Line Loan denominated in U.S. Dollars shall bear interest at the Canadian Base Rate, and each Canadian Swing Line Loan denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate. The Canadian Facility Agent shall provide the Canadian Swing Line Lender with on-going notice of the Outstanding Amount of Tranche 2 Loans hereunder. Immediately upon the making of a Canadian Swing Line Loan, each Tranche 2 Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swing Line Lender a risk participation in such Canadian Swing Line Loan in an amount equal to the product of such Tranche 2 Lender’s Pro Rata Share times the amount of such Canadian Swing Line Loan.

(g) The Canadian Facility Agent, the Canadian Swing Line Lender and any Canadian Swing Line Borrower agree to authorize the Canadian Swing Line Lender to initiate Canadian Swing Line Borrowings hereunder on behalf of such Canadian Swing Line Borrower. Accordingly, the Canadian Swing Line Lender at any time may initiate, in accordance with this Agreement, on behalf of the applicable Canadian Swing Line Borrower (which hereby irrevocably authorizes the Canadian Swing Line Lender to so initiate on its behalf), a Canadian Swing Line Borrowing hereunder. Accordingly, upon presentation to the Canadian Swing Line Lender of any check or other item drawn by a Canadian Swing Line Borrower in U.S. Dollars or Canadian Dollars on any of its current accounts at a branch of the Canadian Swing Line Lender, which, when charged against the applicable account, creates or increases an overdraft in that account, the Canadian Swing Line Lender shall be entitled to pay the check or other item provided that, after doing so, the Canadian Usage Limit shall not be exceeded, and any such overdraft shall be deemed to be a “Canadian Swing Line Loan” hereunder in the applicable currency.

(h) (i) The Canadian Facility Agent may request (with a copy to the applicable Canadian Swing Line Borrower), if it has received notice from the Canadian Swing Line Lender that a Canadian Swing Line Loan has not been repaid by the applicable Canadian Swing Line Borrower and that an Event of Default exists, that each Tranche 2 Lender make a Canadian Prime Rate Loan or a Canadian Base Rate Loan, as applicable, in an amount equal to such Tranche 2 Lender’s Pro Rata Share of the amount of Canadian Swing Line Loans then outstanding. Such request shall be made in writing by the Canadian Facility Agent to each of the Tranche 2 Lenders, without regard to the minimum and multiples specified herein for the principal amount of Canadian Prime Rate Loans. Each Tranche 2 Lender shall make an amount equal to its Pro Rata Share of the amount specified in such notice available to the Canadian Facility Agent in Same Day Funds for the account of the Canadian Swing Line Lender at the Canadian Facility Agent’s Office for the applicable currency not later than 9:00 a.m. (Pacific time) on the day specified in such notice, whereupon, subject to Section 2.02(h)(ii), each Tranche 2 Lender that so makes funds available shall be deemed to have made a Canadian Prime Rate Loan if made in Canadian Dollars, or a Canadian Base Rate Loan, if made in U.S. Dollars, to the applicable Canadian Swing Line Borrower in such amount. The Canadian Facility Agent shall remit the funds so received to the Canadian Swing Line Lender. Notwithstanding the foregoing provisions of this clause (i), the Canadian Swing Line Lender shall not utilize any Canadian Swing Line Loans after it has received a Cessation Notice (as defined below), unless the Canadian Facility Agent, upon the instructions of the Required Tranche 2 Lenders, subsequently notifies the Canadian Swing Line Lender that the Event of Default for which the Cessation Notice was issued is no longer continuing and that the Canadian Swing Line Lender may resume making Canadian Swing Line Loans. For purposes hereof, “Cessation Notice” means a notice given by the Canadian Facility Agent to the Canadian Swing Line Lender, upon the instruction of the Required Tranche 2 Lenders, in the event that an Event of Default has occurred and is continuing and directing the Canadian Swing Line Lender not to make further Canadian Swing Line Loans from and after the date thereof or as otherwise set forth therein.

(ii) If for any reason any Canadian Swing Line Loan cannot be refinanced by such a Tranche 2 Borrowing in accordance with Section 2.02(h)(i), the request for Canadian Prime Rate Loans or Canadian Base Rate Loans submitted by the Canadian Swing Line Lender as set forth herein shall be deemed to be a request by the Canadian Swing Line Lender that each of the Tranche 2 Lenders fund its risk participation in the relevant Canadian Swing Line Loan in the applicable currency and each Tranche 2 Lender’s payment to the Canadian Facility Agent for the account of the Canadian Swing Line Lender pursuant to Section 2.02(h)(i) shall be deemed payment in respect of such participation.

(iii) If any Tranche 2 Lender fails to make available to the Canadian Facility Agent for the account of the Canadian Swing Line Lender any amount required to be paid by such Tranche 2 Lender pursuant to the foregoing provisions of this Section 2.02(h) by the time specified in Section 2.02(h)(i), the Canadian Swing Line Lender shall be entitled to recover from such Tranche 2 Lender (acting through the Canadian Facility Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Canadian Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Canadian Swing Line Lender submitted to any Tranche 2 Lender (through the Canadian Facility Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Tranche 2 Lender’s obligation to make Tranche 2 Loans or to purchase and fund risk participations in Canadian Swing Line Loans pursuant to this Section 2.02(h) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Tranche 2 Lender may have against the Canadian Swing Line Lender, the applicable Canadian Swing Line Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Canadian Swing Line Borrower to repay Canadian Swing Line Loans, together with interest as provided herein.

(i) (i) At any time after any Tranche 2 Lender has purchased and funded a risk participation in a Canadian Swing Line Loan, if the Canadian Swing Line Lender receives any payment on account of such Canadian Swing Line Loan, the Canadian Swing Line Lender will distribute to such Tranche 2 Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche 2 Lender’s risk participation was funded) in the same currency and the same funds as those received by the Canadian Swing Line Lender.

(ii) If any payment received by the Canadian Swing Line Lender in respect of principal or interest on any Canadian Swing Line Loan is required to be returned by the Canadian Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Canadian Swing Line Lender in its discretion), each Tranche 2 Lender shall pay to the Canadian Swing Line Lender its Pro Rata Share thereof on demand of the Canadian Facility Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Canadian Facility Agent will make such demand upon the request of the Canadian Swing Line Lender.

(j) Until each Tranche 2 Lender funds its Canadian Prime Rate Loan, Canadian Base Rate Loan, or risk participation pursuant to this Section 2.02 to refinance such Tranche 2 Lender’s Pro Rata Share of any Canadian Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Canadian Swing Line Lender.

(k) The applicable Canadian Swing Line Borrower shall make all payments of principal and interest in respect of the Canadian Swing Line Loans directly to the Canadian Swing Line Lender in the currencies in which the relevant Canadian Swing Line Loans are denominated.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Tranche 1 Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in U.S. Dollars, Canadian Dollars or in one or more Alternative Currencies for the account of the Company or any wholly-owned Subsidiary of the Company, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Tranche 1 Lenders severally agree to participate in Letters of Credit issued for the account of the Company or any wholly-owned Subsidiary of the Company and any drawings thereunder; provided that the Company shall not request, and no L/C Issuer shall be obligated to make, any L/C Credit Extension with respect to any Letter of Credit, and no Tranche 1 Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, (w) the Total Tranche 1 Outstandings would exceed the Aggregate Tranche 1 Commitments, (x) the aggregate Outstanding Amount of the Tranche 1 Loans of any Tranche 1 Lender, plus such Tranche 1 Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Tranche 1 Lender’s Pro Rata Share of the Outstanding Amount of all U.S. Swing Line Loans would exceed such Tranche 1 Lender’s Tranche 1 Commitment, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, or (z) the aggregate Outstanding Amount of all L/C Obligations and all Tranche 1 Loans denominated in Alternative Currencies would exceed the Alternative Currency Sublimit; and provided further that (i) the availability of the Aggregate Tranche 1 Commitments at any time for the making of any Tranche 1 Loans and the issuance of Letters of Credit shall be reduced by the amount of the Alternative Currency Reserve (if any), and (ii) in determining the availability of the Aggregate Tranche 1 Commitments hereunder with respect to any Escalating Credits issued or outstanding hereunder, the Aggregate Tranche 1 Commitments will be deemed to be utilized in respect of such Escalating Credits in the aggregate amount equal to the maximum aggregate amount available to be drawn under all such Escalating Credits (after giving effect to all increases). Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. The Company certifies that Schedule 1.01-2 accurately and completely sets forth the Existing Letters of Credit.

(ii) No L/C Issuer shall be permitted to issue (in the case of clauses (B), (C), or (H)), and no L/C Issuer shall be under any obligation to issue (in the case of clauses (A) and (D) through (G)), any Letter of Credit, if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain any L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Tranche 1 Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Tranche 1 Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer;

(E) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial face amount less than U.S.$500,000;

(F) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(G) a default of any Tranche 1 Lender’s obligations to fund under Section 2.03(c) exists or any Tranche 1 Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements with the Company or such Tranche 1 Lender to eliminate such L/C Issuer’s risk with respect to such Tranche 1 Lender;

(H) such Letter of Credit is to be denominated in a currency other than U.S. Dollars, Canadian Dollars or an Alternative Currency; or

(I) the aggregate Outstanding Amount of all Obligations issued by such L/C Issuer would exceed such L/C Issuer’s Issuer Sublimit.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. No L/C

Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof. Each L/C Issuer (other than Bank of America) shall be required to provide prior notice to the Administrative Agent of any pending extension of an Auto-Extension Credit at least ten Business Days before the applicable Non-Extension Notice Date.

(iv) No L/C Issuer shall issue or amend any Letter of Credit if such L/C Issuer has received written notice from any Tranche 1 Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent (A) not later than 9:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in U.S. Dollars, and (B) not later than 9:00 a.m. at least ten Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency or Canadian Dollars; or in each case such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit will be an Escalating Credit, and if so, the maximum face amount of such Letter Credit after giving effect to all increases; (H) the Person whose obligations are supported thereby (in the case of a Letter of Credit supporting the obligations of a Subsidiary); and (I) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Company shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Tranche 1 Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Tranche 1 Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by any L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Tranche 1 Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Tranche 1 Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Tranche 1 Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency or Canadian Dollars, the Company shall reimburse the applicable L/C Issuer in the currency in which the drawing is made, unless (i) such L/C Issuer (at its option) shall specify in such notice that it will require payment in U.S. Dollars, or (ii) in the absence of any such request for payment in U.S. Dollars of a Letter of Credit denominated in an Alternative Currency or Canadian Dollars, the Company shall notify such L/C Issuer promptly following receipt of the notice that the Company will make payment in U.S. Dollars. In the case of any such payment in U.S. Dollars of a Letter of Credit denominated in an Alternative Currency or Canadian Dollars, the applicable L/C Issuer shall notify the Company of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 9:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in U.S. Dollars, 12:00 noon (Toronto time) on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Canadian Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer directly an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse such L/C Issuer by such time on the Honor Date, such L/C Issuer shall so notify the Administrative Agent (with a copy to the Company), and specify in such notice the amount of the unreimbursed drawing (expressed in U.S. Dollars in the amount of the U.S. Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency or Canadian Dollars) (the “Unreimbursed Amount”). Immediately upon receipt of such notice from such L/C Issuer, the Administrative Agent shall promptly notify each Tranche 1 Lender of the Honor Date, the amount of the Unreimbursed Amount, and the amount of such Tranche 1 Lender’s Pro Rata Share thereof. In such event, the Company shall be deemed to have requested a Tranche 1 Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Tranche 1 Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Tranche 1 Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Tranche 1 Lender (including any Tranche 1 Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in U.S. Dollars, at the Administrative Agent’s Office for U.S. Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 10:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Tranche 1 Lender that so makes funds available shall be deemed to have made a Base Rate Tranche 1 Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in U.S. Dollars, or if requested by such L/C Issuer, the equivalent amount thereof in an Alternative Currency or Canadian Dollars as determined by the

Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency or Canadian Dollars with U.S. Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Tranche 1 Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Tranche 1 Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Tranche 1 Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Tranche 1 Lender funds its Tranche 1 Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Tranche 1 Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Tranche 1 Lender’s obligation to make Tranche 1 Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Tranche 1 Lender may have against such L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche 1 Lender’s obligation to make Tranche 1 Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Tranche 1 Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Tranche 1 Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Tranche 1 Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Tranche 1 Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of such L/C Issuer submitted to any Tranche 1 Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Tranche 1 Lender such Tranche 1 Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Tranche 1 Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Tranche 1 Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche 1 Lender’s L/C Advance was outstanding) in U.S. Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Tranche 1 Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Tranche 1 Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Company to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by or outstanding from such L/C Issuer and to repay each L/C Borrowing from such L/C Issuer shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such

Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency or Canadian Dollars to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Tranche 1 Lender and the Company agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person, any Issuer-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuers shall be liable to any Tranche 1 Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Tranche 1 Lenders or the Required Tranche 1 Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, any Issuer-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by an L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or such L/C Issuer’s payment under any Letter of Credit after presentation to it of a draft or other documents that do not conform in any material respect with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Tranche 1 Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, (A) any Letter of Credit for any reason remains outstanding and partially or wholly undrawn or (B) any amount remains available to be drawn under any Letter of Credit by reason of the operation of Rule 3.14 of the ISP, the Company shall immediately provide Tranche 1 Cash Collateral for the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). The Administrative Agent may, at any time and from time to time after the initial deposit of Tranche 1 Cash Collateral, request that additional Tranche 1 Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Sections 2.06 and 8.02(c) set forth certain additional requirements to deliver Tranche 1 Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.06 and Section 8.02(c), “Tranche 1 Cash Collateral” means cash or deposit account balances pledged and deposited with or delivered to the Administrative Agent, for the benefit of the L/C Issuers and the Tranche 1 Lenders, as collateral for the L/C Obligations, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuers (which documents are hereby consented to by the Tranche 1 Lenders). The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Tranche 1 Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Tranche 1 Cash Collateral pursuant to this Section 2.03(g) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If after payment of the L/C Borrowings and/or expiry of the Letters of Credit for which such funds are held and application by the Administrative Agent of such Tranche 1 Cash Collateral to satisfy all Obligations of the Borrowers hereunder to the Administrative Agent, the L/C Issuers and the Tranche 1 Lenders with respect to which Tranche 1 Cash Collateral is being held, any excess remains, such excess shall be promptly paid by the Administrative Agent to the Company so long as no Default then exists.

(h) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Tranche 1 Lender in accordance with its Pro Rata Share, in U.S. Dollars, a Letter of Credit fee for each Letter of Credit (i) in the case of any Financial Credits, equal to the Applicable Tranche 1 Rate for Financial Credits times the U.S. Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letters of Credit (whether or not such maximum amount is then in effect under such Letters of Credit), and (ii) in the case of any Performance Credits, equal to the Applicable Tranche 1 Rate for Performance Credits times the U.S. Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letters of Credit (whether or not such maximum amount is then in effect under such Letters of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Tranche 1 Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Tranche 1 Rate separately for each period during such quarter that such Applicable Tranche 1 Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company shall pay directly to each L/C Issuer for its own account, in U.S. Dollars or in Canadian Dollars or such Alternative Currency as shall be separately agreed, a fronting fee with respect to each Letter of Credit in the amount specified in the applicable Issuer Fee Letter, payable on the U.S. Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall be computed on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Company shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, in U.S. Dollars, or such Alternative Currency or Canadian Dollars as shall be separately agreed. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents (other than any Letter of Credit), the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit of an L/C Issuer issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse such L/C Issuer hereunder for any and all drawings under such Letter of Credit. To the extent Letters of Credit are being issued for the account of Subsidiaries, at the time of each such Credit Extension, such Letters of Credit do and will inure to the benefit of the Company, and the Company’s business derives and will derive substantial benefits from the businesses of such Subsidiaries.

(m) Additional Issuers. (i) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate a Tranche 1 Lender hereunder as an additional L/C Issuer (upon obtaining such Tranche 1 Lender’s prior consent thereto) or replace a previously designated L/C Issuer by designating another Tranche 1

Lender as L/C Issuer (provided that there are no outstanding Letters of Credit issued by, or L/C Obligations owing to, the L/C Issuer to be replaced); provided that at no time shall there be more than four L/C Issuers hereunder. Any such designation shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld). The Administrative Agent will promptly notify the Company and the Tranche 1 Lenders of any designation and approval of an additional L/C Issuer, and of the amount of any Issuer Sublimit of such L/C Issuer. Upon any such approval of a L/C Issuer by the Administrative Agent and delivery by such L/C Issuer to the Administrative Agent of such contact and other information regarding such L/C Issuer as the Administrative Agent shall reasonably request, such Tranche 1 Lender shall be a L/C Issuer for all purposes of this Agreement, and references to the L/C Issuers shall mean and include such Tranche 1 Lender in its capacity as L/C Issuer.

(ii) Any such additional L/C Issuer, and any existing L/C Issuer (other than Bank of America), shall be entitled to specify from time to time any U.S. Dollar limit on the face amount of Letters of Credit permitted to be outstanding from such Issuer at any time (an “Issuer Sublimit”).

(iii) If any L/C Issuer shall issue any Letter of Credit, or amend any Letter of Credit (if the effect thereof is to increase the face amount of such Letter of Credit), without obtaining prior consent from the Administrative Agent (as provided in Section 2.03(a)(ii)), or if any L/C Issuer shall permit the extension of an Auto-Extension Letter of Credit without giving timely prior notice to the Administrative Agent or when such extension is not permitted hereunder (as provided in Section 2.03(a)(iii)), such Letter of Credit (in the case of any such amendment, to the extent of the increased face amount thereof) (A) shall for all purposes be deemed to have been issued by such L/C Issuer solely for its own account and risk, and (B) shall not be considered a Letter of Credit outstanding under this Agreement, and no Tranche 1 Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment or extension, as the case may be, unless the Required Tranche 1 Lenders expressly consent thereto; provided, however, that to be considered a Letter of Credit outstanding under this Agreement, the consent of all Tranche 1 Lenders shall be required if any such issuance, amendment or extension is not then permitted hereunder by reason of the provisions of clauses (C) or (H) of Section 2.03(a)(ii).

(n) Reconciliation of Outstanding Letters of Credit. On the last Business Day of each month, each of the Company and the L/C Issuers shall provide to the Administrative Agent such information regarding the outstanding Letters of Credit as the Administrative Agent shall reasonably request, in form and substance satisfactory to the Administrative Agent (and in such standard electronic format as the Administrative Agent shall reasonably specify), for purposes of the Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit. The Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by the Company and the Issuers pursuant to this Section 2.03(n), and such record of the Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder. Notwithstanding the foregoing, if and to the extent the Administrative Agent determines that there are one or more discrepancies between information provided by the Company and any L/C Issuer hereunder, the Administrative Agent will notify the Company and such L/C Issuer thereof shall endeavor to reconcile any such discrepancy.

(o) Notice to Tranche 1 Lenders. The Administrative Agent shall provide notice to the Tranche 1 Lenders not less frequently than monthly as to the Letters of Credit outstanding hereunder.

2.04 U.S. Swing Line Loans.

(a) The U.S. Swing Line. Subject to the terms and conditions set forth herein, the U.S. Swing Line Lender agrees to make loans in U.S. Dollars (each such loan, a “U.S. Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the U.S. Swing Line Sublimit, notwithstanding the fact that such U.S. Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Tranche 1 Loans and L/C Obligations of the Tranche 1 Lender acting as U.S. Swing Line Lender, may exceed the amount of such Tranche 1 Lender’s Tranche 1 Commitment; provided, however, that after giving effect to any U.S. Swing Line Loan, (i) the Total Tranche 1 Outstandings shall not exceed the Aggregate Tranche 1 Commitments, and (ii) the aggregate Outstanding Amount of the Tranche 1 Loans of any Tranche 1 Lender, plus such Tranche 1 Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Tranche 1 Lender’s Pro Rata Share of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such Tranche 1 Lender’s Tranche 1 Commitment, and provided, further, that (i) the Company shall not use the proceeds of any U.S. Swing Line Loan to refinance any outstanding U.S. Swing Line Loan; (ii) the availability of the Aggregate Tranche 1 Commitments at any time for the making of any Tranche 1 Loans and the issuance of Letters of Credit shall be reduced by the amount of the Alternative Currency Reserve (if any); and (iii) in determining the availability of the Aggregate Tranche 1 Commitments hereunder with respect to any Escalating Credits issued or outstanding hereunder, the Aggregate Tranche 1 Commitments will be deemed to be utilized in respect of such Escalating Credits in the aggregate amount equal to the maximum aggregate amount available to be drawn under all such Escalating Credits (after giving effect to all increases). Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04. Each U.S. Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a U.S. Swing Line Loan, each Tranche 1 Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Swing Line Lender a risk participation in such U.S. Swing Line Loan in an amount equal to the product of such Tranche 1 Lender’s Pro Rata Share times the amount of such U.S. Swing Line Loan.

(b) Borrowing Procedures. Each U.S. Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the U.S. Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the U.S. Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of U.S.$500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the U.S. Swing Line Lender and the Administrative Agent of a written U.S. Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the U.S. Swing Line Lender of any telephonic U.S. Swing Line Loan Notice, the U.S. Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such U.S. Swing Line Loan Notice and, if not, the U.S. Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the U.S. Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Tranche 1 Lender) prior to 11:00 a.m. on the date of the proposed U.S. Swing Line Borrowing (A) directing the U.S. Swing Line Lender not to make such U.S. Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the U.S. Swing Line Lender will, not later than 12:00 noon on the borrowing date specified in such U.S. Swing Line Loan Notice, make the amount of its U.S. Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the U.S. Swing Line Lender in Same Day Funds.

(c) Refinancing of U.S. Swing Line Loans.

(i) The U.S. Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the U.S. Swing Line Lender to so request on its behalf), that each Tranche 1 Lender make a Base Rate Tranche 1 Loan in an amount equal to such Tranche 1 Lender’s Pro Rata Share of the amount of U.S. Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Tranche 1 Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Tranche 1 Commitments and the conditions set forth in Section 4.02. The U.S. Swing Line Lender shall furnish the Company with a copy of the applicable Tranche 1 Loan Notice promptly after delivering such notice to the Administrative Agent. Each Tranche 1 Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Tranche 1 Loan Notice available to the Administrative Agent in Same Day Funds for the account of the U.S. Swing Line Lender at the Administrative Agent’s Office for U.S. Dollar-denominated payments not later than 10:00 a.m. on the day specified in such Tranche 1 Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Tranche 1 Lender that so makes funds available shall be deemed to have made a Base Rate Tranche 1 Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the U.S. Swing Line Lender.

(ii) If for any reason any U.S. Swing Line Loan cannot be refinanced by such a Tranche 1 Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Tranche 1 Loans submitted by the U.S. Swing Line Lender as set forth herein shall be deemed to be a request by the U.S. Swing Line Lender that each of the Tranche 1 Lenders fund its risk participation in the relevant U.S. Swing Line Loan and each Tranche 1 Lender’s payment to the Administrative Agent for the account of the U.S. Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Tranche 1 Lender fails to make available to the Administrative Agent for the account of the U.S. Swing Line Lender any amount required to be paid by such Tranche 1 Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the U.S. Swing Line Lender shall be entitled to recover from such Tranche 1 Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the U.S. Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the U.S. Swing Line Lender submitted to any Tranche 1 Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Tranche 1 Lender’s obligation to make Tranche 1 Loans or to purchase and fund risk participations in U.S. Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Tranche 1 Lender may have against the U.S. Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche 1 Lender’s obligation to make Tranche 1 Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay U.S. Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Tranche 1 Lender has purchased and funded a risk participation in a U.S. Swing Line Loan, if the U.S. Swing Line Lender receives any payment on account of such U.S. Swing Line Loan, the U.S. Swing Line Lender will distribute to such Tranche 1 Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche 1 Lender’s risk participation was funded) in the same funds as those received by the U.S. Swing Line Lender.

(ii) If any payment received by the U.S. Swing Line Lender in respect of principal or interest on any U.S. Swing Line Loan is required to be returned by the U.S. Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the U.S. Swing Line Lender in its discretion), each Tranche 1 Lender shall pay to the U.S. Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the U.S. Swing Line Lender.

(e) Interest for Account of U.S. Swing Line Lender. The U.S. Swing Line Lender shall be responsible for invoicing the Company for interest on the U.S. Swing Line Loans. Until each Tranche 1 Lender funds its Base Rate Tranche 1 Loan or risk participation pursuant to this Section 2.04 to refinance such Tranche 1 Lender’s Pro Rata Share of any U.S. Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the U.S. Swing Line Lender.

(f) Payments Directly to U.S. Swing Line Lender. The Company shall make all payments of principal and interest in respect of the U.S. Swing Line Loans directly to the U.S. Swing Line Lender.

2.05 Bankers’ Acceptances.

(a) Bankers’ Acceptances. Subject to the terms and conditions set forth herein, the Company may give the Canadian Facility Agent notice that Bankers’ Acceptances will be required from each Tranche 2 Lender on any Business Day during the Availability Period pursuant to a Drawdown, Rollover or Conversion, by the Company, or any other Borrower designated to receive Tranche 2 Loans hereunder, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche 2 Lender’s Tranche 2 Commitment; provided, however, that after giving effect to any acceptance by a Tranche 2 Lender of a Bankers’ Acceptance, (i) the Total Tranche 2 Outstandings shall not exceed the Aggregate Tranche 2 Commitments, and (ii) the aggregate Outstanding Amount of the Tranche 2 Loans of any Tranche 2 Lender, plus such Tranche 2 Lender’s Pro Rata Share of the Outstanding Amount of all Canadian Swing Line Loans, shall not exceed such Tranche 2 Lender’s Tranche 2 Commitment.

(b) Minimum Amounts; Notices. Subject to the terms and conditions set forth herein, (i) each Drawdown of Bankers’ Acceptances from a Tranche 2 Lender shall be in minimum aggregate amounts of Cdn.$1,000,000 at maturity or whole multiples of Cdn.$100,000 in excess thereof; and (ii) the Company may make a Drawdown, Conversion or Rollover of Bankers’ Acceptances for itself or a Designated Borrower by delivering a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, to the Canadian Facility Agent not later than 9:00 a.m. (Pacific time) three Business Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or Rollover of such Bankers’ Acceptances. Upon receipt of such notice, the Canadian Facility Agent shall confirm the aggregate outstanding principal amount of all Canadian Swing Line Loans at such time with the Canadian Swing Line Lender.

(c) Fees. Upon the acceptance by a Tranche 2 Lender of a Bankers’ Acceptance, the Company shall pay, or cause the applicable Designated Borrower to pay, to the Canadian Facility Agent for the account of such Tranche 2 Lender a fee in Canadian Dollars equal to the Applicable Tranche 2 Rate for Bankers’ Acceptances calculated on the principal amount at maturity of such Bankers’ Acceptance and for the period of time from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance.

(d) Form and Execution of Bankers’ Acceptances.

The following provisions shall apply to each Bankers’ Acceptance hereunder:

(i) the face amount at maturity of each draft drawn by the applicable Borrower to be accepted as a Bankers’ Acceptance shall be Cdn.$100,000 and whole multiples thereof;

(ii) the term to maturity of each draft drawn by the applicable Borrower to be accepted as a Bankers’ Acceptance shall, subject to market availability as determined by the Tranche 2 Lenders, be one, two, three or six months (or such other longer or shorter term as agreed by the Tranche 2 Lenders), as selected by the Company in the relevant Drawdown, Rollover or Conversion Notice, and each Bankers’ Acceptance shall be payable and mature on the last day of the Interest Period selected by the Company for such Bankers’ Acceptance;

(iii) each draft drawn by the applicable Borrower and presented for acceptance by a Tranche 2 Lender shall be drawn on the standard form of such Tranche 2 Lender in effect at the time; provided, however, that the Canadian Facility Agent may require the Tranche 2 Lenders to use a generic form of Bankers’ Acceptance, in a form reasonably satisfactory to each Tranche 2 Lender, provided by the Canadian Facility Agent for such purpose in place of the Tranche 2 Lenders’ own forms;

(iv) subject to clause (v), Bankers’ Acceptances shall be signed by Responsible Officers of the applicable Borrower or, in the alternative, the signatures of such Responsible Officers may be mechanically reproduced in facsimile thereon and Bankers’ Acceptances bearing such facsimile signatures shall be binding on the applicable Borrower as if they had been manually executed and delivered by such officers on behalf of the applicable Borrower; notwithstanding that any person whose manual or facsimile signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the applicable Borrower on the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance shall be binding on the applicable Borrower; and

(v) in lieu of signing Bankers’ Acceptances in accordance with clause (iv) the applicable Borrower may provide a Power of Attorney to a Tranche 2 Lender; for so long as a Power of Attorney is in force with respect to a given Tranche 2 Lender, such Tranche 2 Lender shall execute and deliver Bankers’ Acceptances on behalf of the applicable Borrower in accordance with the provisions thereof, and (for the avoidance of doubt) all references herein to drafts drawn by the applicable Borrower, Bankers’ Acceptances executed by the applicable Borrower or similar expressions shall be deemed to include Bankers’ Acceptances executed in accordance with a Power of Attorney, unless the context otherwise requires.

(e) Power of Attorney; Provision of Bankers’ Acceptances to Tranche 2 Lenders.

(i) Unless revoked with respect to a given Tranche 2 Lender in accordance herewith, each Borrower requesting Bankers’ Acceptances hereunder hereby appoints each Tranche 2 Lender, acting by any authorized signatory of the relevant Tranche 2 Lender, the attorney of such Borrower:

(A) to sign for and on behalf and in the name of such Borrower as drawer, drafts in such Tranche 2 Lender’s standard form which are depository bills as defined in the Depository Bills and Notes Act (Canada) (the “DBNA”), payable to a “clearing house” (as defined in the DBNA) including The Canadian Depository For Securities Limited or its nominee, CDS & Co. (the “clearing house”);

(B) for drafts which are not depository bills, to sign for and on behalf and in the name of such Borrower as drawer and to endorse on its behalf, Bankers’ Acceptances drawn on the Tranche 2 Lender payable to the order of the undersigned or payable to the order of such Tranche 2 Lender;

(C) to fill in the amount, date and maturity date of such Bankers’ Acceptances; and

(D) to deposit and/or deliver such Bankers’ Acceptances which have been accepted by such Tranche 2 Lender;

provided that such acts in each case are to be undertaken by the relevant Tranche 2 Lender strictly in accordance with instructions given to such Tranche 2 Lender by the applicable Borrower as provided in this Section 2.05. For the avoidance of doubt, signatures of any authorized signatory of a Tranche 2 Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of such Tranche 2 Lender.

(ii) Instructions from the applicable Borrower to a Tranche 2 Lender relating to the execution, completion, endorsement, deposit and/or delivery by such Tranche 2 Lender on behalf of the applicable Borrower of Bankers’ Acceptances which the applicable Borrower wishes to submit to such Tranche 2 Lender for acceptance by such Tranche 2 Lender shall be communicated by the applicable Borrower in writing by the Company to the Canadian Facility Agent by delivery to the Canadian Facility Agent of Drawdown Notices, Conversion Notices and Rollover Notices, as the case may be, in accordance with this Agreement which, in turn, shall be communicated by the Canadian Facility Agent, on behalf of the Company and the applicable Borrower, to such Tranche 2 Lender.

(iii) The communication in writing by the Company, or on behalf of the Company by the Canadian Facility Agent, to a Tranche 2 Lender of the instructions set forth in the Drawdown Notices, Conversion Notices and Rollover Notices referred to above shall constitute (A) the authorization and instruction of the Company and the applicable Borrower to such Tranche 2 Lender to sign for and on behalf and in the name of the applicable Borrower as drawer the requested Bankers’ Acceptances and to complete and/or endorse Bankers’ Acceptances in accordance with such information as set out above and (B) the request of the applicable Borrower to such Tranche 2 Lender to accept such Bankers’ Acceptances and deposit the same with the clearing house or deliver the same, as the case may be, in each case in accordance with this Agreement and such instructions. The Company and each other applicable Borrower acknowledges that a Tranche 2 Lender shall not be obligated to accept any such Bankers’ Acceptances except in accordance with the provisions of this Agreement.

(iv) A Tranche 2 Lender shall be and it is hereby authorized to act on behalf of the applicable Borrowers upon and in compliance with instructions communicated to such Tranche 2 Lender as provided herein, if such Tranche 2 Lender reasonably believes such instructions to be genuine. If a Tranche 2 Lender accepts Bankers’ Acceptances pursuant to any such instructions, such Tranche 2 Lender shall confirm particulars of such instructions and advise the Canadian Facility Agent that it has complied therewith by notice in writing addressed to the Canadian Facility Agent and served personally or sent by facsimile in accordance with the provisions hereof. A Tranche 2 Lender’s actions in compliance with such instructions, confirmed and advised to the Canadian Facility Agent by such notice, shall be conclusively deemed to have been in accordance with the instructions of the Company and any applicable Borrower.

(v) This power of attorney may be revoked by the applicable Borrower with respect to any particular Tranche 2 Lender at any time upon not less than five Business Days’ prior written notice served upon the Tranche 2 Lender in question and the Canadian Facility Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of such Borrower in respect of any Bankers’ Acceptance executed, completed, endorsed, deposited and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.

(vi) Unless the applicable Borrower has provided Powers of Attorney to the Tranche 2 Lenders, to facilitate Drawdowns, Rollovers or Conversions of Bankers’ Acceptances, the applicable Borrower shall, upon execution of this Agreement and thereafter from time to time as required by the Tranche 2 Lenders, provide to the Canadian Facility Agent for delivery to each Tranche 2 Lender drafts drawn in blank by the applicable Borrower (pre-endorsed and otherwise in fully negotiable form, if applicable) in quantities sufficient for each Tranche 2 Lender to fulfill its obligations hereunder. Any such pre-signed drafts which are delivered by the applicable Borrower to the Canadian Facility Agent or a Tranche 2 Lender shall be held in safekeeping by the Canadian Facility Agent or such Tranche 2 Lender, as the case may be, with the same degree of care as if they were the Canadian Facility Agent’s or such Tranche 2 Lender’s property, and shall only be dealt with by the Tranche 2 Lenders and the Canadian Facility Agent in accordance herewith. No Tranche 2 Lender shall be responsible or liable for its failure to make its share of any Drawdown, Rollover or Conversion of Bankers’ Acceptances required hereunder if the cause of such failure is, in whole or in part, due to the failure of the applicable Borrower to provide such pre-signed drafts to the Canadian Facility Agent (for delivery to such Tranche 2 Lender) on a timely basis.

(vii) By 9:00 a.m. (Pacific time) on the applicable Drawdown Date, Conversion Date or Rollover Date, the applicable Borrower shall (a) either deliver to each Tranche 2 Lender in Toronto, or, if previously delivered, be deemed to have authorized each Tranche 2 Lender to complete and accept, or (b) where the applicable Borrower has previously executed and delivered a Power of Attorney to the Tranche 2 Lender, be deemed to have authorized each such Tranche 2 Lender to sign on behalf of the applicable Borrower, complete and accept, drafts drawn by the applicable Borrower on such Tranche 2 Lender in a principal amount at maturity equal to such Tranche 2 Lender’s share of the Bankers’ Acceptances specified by the applicable Borrower in the relevant Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, as notified to the Tranche 2 Lenders by the Canadian Facility Agent.

(f) Mechanics of Issuance.

(i) Upon receipt by the Canadian Facility Agent of a Drawdown Notice, Conversion Notice or Rollover Notice from the Company requesting the issuance of Bankers’ Acceptances, the Canadian Facility Agent shall promptly notify the Tranche 2 Lenders thereof and advise each Tranche 2 Lender of the aggregate face amount of Bankers’ Acceptances to be accepted by such Tranche 2 Lender, the date of issue, the Interest Period for such Loan and, whether such Bankers’ Acceptances are to be self-marketed by the applicable Borrower or purchased by such Tranche 2 Lender for its own account; the apportionment among the Tranche 2 Lenders of the face amounts of Bankers’ Acceptances to be accepted by each Tranche 2 Lender shall be determined by the Canadian Facility Agent by reference and in proportion to the respective Tranche 2 Commitments of each Tranche 2 Lender, provided that, when such apportionment cannot be evenly made, the Canadian Facility Agent shall round allocations among such Tranche 2 Lenders consistent with the Canadian Facility Agent’s normal money market practices;

provided further that, for the avoidance of doubt, in no event shall such rounding result in a Tranche 2 Lender having a Pro Rata Share of Tranche 2 Loans and participations in Canadian Swing Line Loans in excess of its Tranche 2 Commitment.

(ii) Unless the applicable Borrower has elected pursuant to clause (iii) to have each Tranche 2 Lender purchase for its own account the Bankers’ Acceptances to be accepted by it in respect of any Drawdown, Rollover or Conversion, on each Drawdown Date, Rollover Date or Conversion Date involving the issuance of Bankers’ Acceptances:

(A) the applicable Borrower shall obtain quotations from prospective purchasers regarding the sale of the Bankers’ Acceptances and shall accept such offers in its sole discretion;

(B) by no later than 8:00 a.m. (Pacific time) on such date, the applicable Borrower shall provide the Canadian Facility Agent with details regarding the sale of the Bankers’ Acceptances described in sub-clause (A) above, whereupon the Canadian Facility Agent shall promptly notify the Tranche 2 Lenders of the identity of the purchasers of such Bankers’ Acceptances, the amounts being purchased by such purchasers, the Discount Proceeds and the acceptance fees applicable to such issue of Bankers’ Acceptances (including each Tranche 2 Lender’s share thereof);

(C) each Tranche 2 Lender shall complete and accept in accordance with the Drawdown Notice, Conversion Notice or Rollover Notice delivered by the applicable Borrower and advised by the Canadian Facility Agent in connection with such issuance, its share of the Bankers’ Acceptances to be issued on such date; and

(D) in the case of a Drawdown, each Tranche 2 Lender shall, on receipt of the Discount Proceeds, remit the Discount Proceeds (net of the acceptance fee payable to such Tranche 2 Lender pursuant to Section 2.05(c)) to the Canadian Facility Agent for the account of the applicable Borrower; the Canadian Facility Agent shall make such funds available to the applicable Borrower for same day value on such date.

(iii) The Company may, with respect to the issuance of Bankers’ Acceptances hereunder from time to time, elect in the Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, delivered in respect of such issuance to have the Tranche 2 Lenders purchase such Bankers’ Acceptances for their own account. On each such Drawdown Date, Rollover Date or Conversion Date involving the issuance of Bankers’ Acceptances being so purchased by the Tranche 2 Lenders:

(A) before 8:00 a.m. (Pacific time) on such date, the Canadian Facility Agent shall determine the CDOR Rate and shall obtain quotations from each Tranche 2 Lender that is a Schedule II Bank or Schedule III Bank of the Discount Rate then applicable to bankers’ acceptances accepted by such Schedule II Bank or Schedule III Bank in respect of an issuance of bankers’ acceptances in a comparable amount and with comparable maturity to the Bankers’ Acceptances proposed to be issued on such date;

(B) on or about 8:00 a.m. (Pacific time) on such date, the Canadian Facility Agent shall determine the BA Discount Rate applicable to each Tranche 2 Lender and shall advise each Tranche 2 Lender of the BA Discount Rate applicable to it;

(C) each Tranche 2 Lender shall complete and accept, in accordance with the Drawdown Notice, Conversion Notice or Rollover Notice delivered by the Company and advised by the Canadian Facility Agent in connection with such issuance, its share of the Bankers’ Acceptances to be issued on such date and shall purchase such Bankers’ Acceptances for its own account at a purchase price which reflects the BA Discount Rate applicable to such issuance; and

(D) in the case of a Drawdown, each Tranche 2 Lender shall, for same day value on the Drawdown Date, remit the Discount Proceeds or advance the BA Equivalent Advance, as the case may be, payable by such Tranche 2 Lender (net of the acceptance fee payable to such Tranche 2 Lender pursuant to Section 2.05(c)) to the Canadian Facility Agent for the account of the applicable Borrower; the Canadian Facility Agent shall make such funds available to the applicable Borrower for same day value on such date.

(iv) Each Tranche 2 Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it for its own account.

(g) Rollover, Conversion or Payment on Maturity.

(i) In anticipation of the maturity of Bankers’ Acceptances, the Company shall, subject to and in accordance with the requirements hereof, do one or a combination of the following with respect to the aggregate face amount at maturity of all such Bankers’ Acceptances:

(A) (1) deliver to the Canadian Facility Agent a Rollover Notice that the applicable Borrower intends to draw and present for acceptance on the maturity date new Bankers’ Acceptances in an aggregate face amount up to the aggregate amount of the maturing Bankers’ Acceptances and (2) on the maturity date pay to the Canadian Facility Agent for the account of the Tranche 2 Lenders an additional amount equal to the difference between the aggregate face amount of the maturing Bankers’ Acceptances and the Discount Proceeds of such new Bankers’ Acceptances;

(B) (1) deliver to the Canadian Facility Agent a Conversion Notice requesting a Conversion of the maturing Bankers’ Acceptances to a Canadian Prime Rate Loan and (2) on the maturity date pay to the Canadian Facility Agent for the account of the Tranche 2 Lenders an amount equal to the difference, if any, between the aggregate face amount of the maturing Bankers’ Acceptances and the amount of the Canadian Prime Rate Loan into which Conversion is requested; or

(C) on the maturity date of the maturing Bankers’ Acceptances, pay to the Canadian Facility Agent for the account of the Tranche 2 Lenders an amount equal to the aggregate face amount of such Bankers’ Acceptances.

(ii) If the Company fails to so notify the Canadian Facility Agent or make (or cause the applicable Borrower to make) such payments on maturity, the Canadian Facility Agent shall effect a Conversion into a Canadian Prime Rate Loans of the entire aggregate amount of such maturing Bankers’ Acceptances as if a Conversion Notice had been given by the Company to the Canadian Facility Agent to that effect.

(h) Restriction on Rollovers and Conversions. Subject to the other provisions hereof, Conversions and Rollovers of Bankers’ Acceptances may only occur on the maturity date thereof.

(i) Rollovers. In order to satisfy the continuing liability of a Borrower to a Tranche 2 Lender for the face amount of maturing Bankers’ Acceptances of such Borrower accepted by such Tranche 2 Lender, such Tranche 2 Lender shall receive and retain for its own account the Discount Proceeds of new Bankers’ Acceptances issued on a Rollover, and the applicable Borrower shall on the maturity date of the Bankers’ Acceptances being rolled over pay to the Canadian Facility Agent for the account of the Tranche 2 Lenders an amount equal to the difference between the face amount of the maturing Bankers’ Acceptances and the Discount Proceeds from the new Bankers’ Acceptances, together with the acceptance fees to which the Tranche 2 Lenders are entitled pursuant to Section 2.05(c).

(j) Conversions.

(i) Subject to the provisions of this Agreement, the applicable Borrower may convert the whole or any part of any Type of Tranche 2 Loan into any other Type of permitted Tranche 2 Loan by giving the Canadian Facility Agent a Conversion Notice in accordance herewith; provided that:

(A) Conversions of Bankers’ Acceptances may only be made on the last day of the Interest Period applicable thereto;

(B) the applicable Borrower may not convert a portion only or the whole of an outstanding Tranche 2 Loan unless both the unconverted portion and converted portion of such Loan are equal to or exceed the minimum amounts required for Borrowings or Drawdowns of Loans of the same Type as that portion (as set forth in Section 2.02 or this Section 2.05); and

(C) a Conversion shall not result in an increase in the Outstanding Amount of a Tranche 2 Loan, as increases in the Outstanding Amount of a Tranche 2 Loan may only be effected by Borrowings or Drawdowns.

(ii) In respect of Conversions into Bankers’ Acceptances, in order to satisfy the continuing liability of a Borrower to the Tranche 2 Lenders for the amount of the converted Loans of such Borrower, each Tranche 2 Lender shall receive and retain for its own account the Discount Proceeds of the Bankers’ Acceptances issued upon such Conversion, and the applicable Borrower shall on the Conversion Date pay to the Canadian Facility Agent for the account of the Tranche 2 Lenders an amount equal to the difference between the principal amount of the converted Loan and the aggregate Discount Proceeds from the Bankers’ Acceptances issued on such Conversion, together with the acceptance fees to which the Tranche 2 Lenders are entitled pursuant to Section 2.05(c).

(iii) In order to satisfy the continuing liability of a Borrower to the Tranche 2 Lenders for an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances of such Borrower converted to a Canadian Prime Rate Loan, the Canadian Facility Agent shall record the obligation of the applicable Borrower to the Tranche 2 Lenders as Canadian Prime Rate Loans.

(k) Notice to Tranche 2 Lenders. Upon receipt of a Drawdown Notice, Rollover Notice or Conversion Notice, the Canadian Facility Agent shall promptly notify the Tranche 2 Lenders of the requested Type of Tranche 2 Loan, the proposed Drawdown Date, Rollover Date or Conversion Date, each Tranche 2 Lender’s Pro Rata Share of such Loan and, if applicable, the account of the Canadian Facility Agent to which each Tranche 2 Lender’s Pro Rata Share is to be credited.

(l) Irrevocability. A Drawdown Notice, Rollover Notice or Conversion Notice given by the Company hereunder shall be irrevocable and, subject to any options the Tranche 1 Lenders may have hereunder in regard thereto and the Company and the applicable Borrower’s rights hereunder in regard thereto, shall obligate the applicable Borrower to take the action contemplated on the date specified therein.

(m) BA Equivalent Advances.

(i) Notwithstanding the foregoing provisions of this Section 2.05, a Non-Acceptance Lender shall, in lieu of accepting Bankers’ Acceptances of a Borrower, make a BA Equivalent Advance to such Borrower. The amount of each such BA Equivalent Advance shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which, but for this Section, such Tranche 2 Lender would otherwise be required to accept as part of such a Drawdown, Conversion or Rollover of Bankers’ Acceptances. To determine the amount of such Discount Proceeds, the hypothetical sale shall be deemed to take place at the BA Discount Rate for such Loan. Any BA Equivalent Advance shall be made on the relevant Drawdown Date, Rollover Date or Conversion Date, as the case may be, and shall remain outstanding for the term of the relevant Bankers’ Acceptances. Concurrent with the making of a BA Equivalent Advance, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the acceptance fee which, but for this Section 2.05(m), such Tranche 2 Lender would otherwise be entitled to receive as part of such Loan. Subject to Section 2.05(g), upon the maturity date for such Bankers’ Acceptances created for a Borrower, such Borrower shall pay to each Non-Acceptance Lender the amount of its BA Equivalent Advance plus interest calculated thereon at the applicable BA Discount Rate.

(ii) All references herein to “Loans” and “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Advances made by a Non-Acceptance Lender as part of a Drawdown, Conversion or Rollover of Bankers’ Acceptances.

(n) Termination of Bankers’ Acceptances. If at any time a Tranche 2 Lender ceases to accept bankers’ acceptances in the ordinary course of its business, such Tranche 2 Lender shall be deemed to be a “Non-Acceptance Lender” and shall make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances under this Agreement.

(o) Borrower Acknowledgments. In the event that any Borrower is marketing its own Bankers’ Acceptances in accordance with Section 2.05(f), such Borrower hereby agrees that it shall make its own arrangements for the marketing and sale of the Bankers’ Acceptances to be issued hereunder and that the Tranche 2 Lenders shall have no obligation nor be responsible in that regard. Each such Borrower further acknowledges and agrees that the availability of purchasers for Bankers’ Acceptances requested to be issued hereunder, as well as all risks relating to the purchasers thereof, are its own risk.

(p) Tranche 2 Cash Collateral.

(i) With respect to the prepayment of unmatured Bankers’ Acceptances it is agreed that the Company or other applicable Borrower shall provide for the funding in full of the unmatured Bankers’ Acceptances to be prepaid by paying to and depositing with the Canadian Facility Agent Tranche 2 Cash Collateral for each such unmatured Bankers’ Acceptances equal to the face amount payable at maturity thereof. Section 8.02(d) sets forth certain additional requirements to deliver Tranche 2 Cash Collateral hereunder in respect of Bankers’ Acceptances. Such Tranche 2 Cash Collateral shall be applied to satisfy the obligations of the applicable Borrower for such Bankers’ Acceptances as they mature, and the Canadian Facility Agent is hereby irrevocably directed by the Company and each applicable Borrower to apply any such Tranche 2 Cash Collateral to such maturing Bankers’ Acceptances. Any such Tranche 2 Cash Collateral created herein shall not be released to the Company or applicable Borrower without the consent of the Tranche 2 Lenders; provided, however, that interest on such deposited amounts shall be for the account of the Company or applicable Borrower and may be withdrawn by the Company or applicable Borrower so long as no Default exists. If, after maturity of the Bankers’ Acceptances for which such Tranche 2 Cash Collateral is held and application by the Canadian Facility Agent of such Tranche 2 Cash Collateral to satisfy the obligations of the applicable Borrower(s) hereunder with respect to all Bankers’ Acceptances prepaid prior to maturity, any interest or other proceeds of such Tranche 2 Collateral remains, such interest or other proceeds shall be promptly paid and transferred by the Canadian Facility Agent to the Company or other applicable Borrower, so long as no Default exists.

(ii) If the Canadian Facility Agent notifies the Company at any time that Total Tranche 2 Outstandings at any time exceed the Aggregate Tranche 2 Commitments then in effect as a result of exchange rate fluctuations, then, within two Business Days after receipt of such notice, the applicable Borrowers shall prepay Canadian Prime Rate Loans and/or Canadian Swing Line Loans and/or the Company or applicable Borrower(s) shall provide Tranche 2 Cash Collateral for the Tranche 2 Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Tranche 2 Commitments then in effect. The Canadian Facility Agent may, at any time and from time to time after the initial deposit of such Tranche 2 Cash Collateral, request that additional Tranche 2 Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations. If after repayment of the Tranche 2 Loans for which such funds are held and application by the Canadian Facility Agent of such Tranche 2 Cash Collateral to satisfy all Obligations of the Borrowers hereunder to the Canadian Facility Agent and the Tranche 2 Lenders with respect to which Tranche 2 Cash Collateral is being held, any excess remains, such excess shall be promptly paid by the Canadian Facility Agent to the Company or other applicable Borrower, so long as no Default then exists.

(iii) As used herein, “Tranche 2 Cash Collateral” means cash or deposit account balances pledged and deposited with or delivered to the Canadian Facility Agent, for the benefit of the Tranche 2 Lenders, by the Company or other applicable Borrower as collateral for the Tranche 2 Loans and Canadian Swing Line Loans, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Canadian Facility Agent (which documents are hereby consented to by the Tranche 2 Lenders). The Company, or other applicable Borrower providing such Tranche 2 Cash Collateral hereby grants to the Canadian Facility Agent, for the benefit of the Tranche 2 Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Tranche 2 Cash Collateral pursuant to this Section 2.05(p) shall be maintained in blocked deposit accounts at the Canadian Facility Agent, bearing interest at rates prevailing at the time of deposit for the account of the Company or other applicable Borrower.

(q) Reports to Administrative Agent. On the last Business Day of each month, and on such additional dates as the Administrative Agent shall require, the Canadian Facility Agent shall provide to the Administrative Agent such information regarding the outstanding Bankers Acceptances and BA Equivalent Advances (if any) as the Administrative Agent shall reasonably request, in form and substance satisfactory to the Administrative Agent (and in such standard electronic format as the Administrative Agent shall reasonably specify), for purposes of the Administrative Agent’s ongoing tracking and reporting of outstanding Tranche 2 Loans and Canadian Swing Line Loans.

2.06 Prepayments; Termination or Reduction of Commitments.

(a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Tranche 1 Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 9:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in U.S. Dollars, (B) four Business Days (or five, in the case of prepayment of Tranche 1 Loans denominated in a Special Notice Currency, or prepayment of Tranche 1 Loans denominated in an Alternative Currency on a day other than the last day of the applicable Interest Period) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Tranche 1 Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in U.S. Dollars shall be in a principal amount of U.S.$1,000,000 or a whole multiple thereof; (iii) any prepayment of Eurocurrency Rate Loans in Alternative Currencies shall be in a minimum principal amount of U.S.$1,000,000 or a whole multiple thereof; and (iv) any prepayment of Base Rate Tranche 1 Loans shall be in a principal amount of U.S.$500,000 or a whole multiple of U.S.$100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Tranche 1 Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) thereof. The Administrative Agent will promptly notify each Tranche 1 Lender of its receipt of each such notice, and of the amount of such Tranche 1 Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05 (any such additional amounts payable in respect of an optional prepayment of Tranche 1 Loans denominated in an Alternative Currency on a day other than the last day of the applicable Interest Period for such Tranche 1 Loans shall be denominated in U.S. Dollars). Each such prepayment shall be applied to the Tranche 1 Loans of the Tranche 1 Lenders in accordance with their respective Pro Rata Shares.

(b) Each Borrower may, upon notice from the Company to the Administrative Agent and the Canadian Facility Agent, at any time or from time to time voluntarily prepay Tranche 2 Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Canadian Facility Agent not later than 9:00 a.m. (Pacific time) (A) two Business Days prior to any date of prepayment of Bankers’ Acceptances, and (B) one Business Day prior to the date of prepayment of Canadian Prime Rate Loans or Canadian Base Rate Loans; (ii) any prepayment of Bankers’ Acceptances shall be in the amount of Cdn.$1,000,000 or whole multiples of Cdn.$100,000 in excess thereof; (iii) any prepayment of Canadian Prime Rate Loans shall be in a principal amount of Cdn.$100,000 or a whole multiples in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (iv) any prepayment of Canadian Base Rate Loans shall be in a principal amount of U.S.$100,000 or a whole multiples in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. A Bankers’ Acceptance may only be repaid on its maturity unless collateralized in accordance with Section 2.05(p). If a Banker’s Acceptance is so collateralized, it shall be defeased for all purposes hereof, shall no longer be deemed to be outstanding for any purpose hereof or to constitute usage of the Tranche 2 Commitments and the Borrowers and Guarantors shall have no further obligation with respect thereto (including payment thereof at maturity). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Tranche 2 Loans to be prepaid and, if Bankers’ Acceptances are to be prepaid, the Interest Period(s) thereof. The Canadian Facility Agent will promptly notify each Tranche 2 Lender of its receipt of each such notice, and of the amount of such Tranche 2 Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Canadian Prime Rate Loan or Canadian Base Rate Loan shall be accompanied by all accrued interest thereon. Each such prepayment shall be applied to the Tranche 2 Loans of the Tranche 2 Lenders in accordance with their respective Pro Rata Shares.

(c) The Company may, upon notice to the U.S. Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay U.S. Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the U.S. Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of U.S.$100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) The Canadian Swing Line Borrower may, upon notice to the Canadian Swing Line Lender (with a copy to the Canadian Facility Agent), at any time or from time to time, voluntarily prepay Canadian Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Canadian Swing Line Lender and the Canadian Facility Agent not later than 9:00 a.m. (Pacific time) on the date of the prepayment, and (ii) (except as otherwise agreed by the Canadian Swing Line Lender and the Canadian Facility Agent) any such prepayment shall be in a minimum principal amount of Cdn.$100,000

(in the case of Canadian Prime Rate Loans) or U.S.$100,000 (in the case of Canadian Base Rate Loans). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Canadian Swing Line Borrower, the Canadian Swing Line Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(e) If for any reason the Total Tranche 1 Outstandings at any time exceed the Aggregate Tranche 1 Commitments then in effect, the Borrowers shall, upon receipt of notice thereof from the Administrative Agent, prepay Tranche 1 Loans and/or U.S. Swing Line Loans and/or the Company shall provide Tranche 1 Cash Collateral for the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Company shall not be required to provide Tranche 1 Cash Collateral for the L/C Obligations pursuant to this Section 2.06(e) unless after the prepayment in full of the Tranche 1 Loans and U.S. Swing Line Loans the Total Tranche 1 Outstandings exceed the Aggregate Tranche 1 Commitments then in effect.

(f) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Tranche 1 Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds the Alternative Currency Sublimit then in effect by an amount greater than U.S.$250,000, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Tranche 1 Loans and/or the Company shall provide Tranche 1 Cash Collateral for the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Tranche 1 Cash Collateral, request that additional Tranche 1 Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(g) The Company may, upon notice to the Administrative Agent, terminate the Aggregate Tranche 1 Commitments, or from time to time permanently reduce the Aggregate Tranche 1 Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of U.S.$10,000,000 or any whole multiple of U.S.$1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Tranche 1 Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Tranche 1 Outstandings plus the Alternative Currency Reserve (if any) would exceed the Aggregate Tranche 1 Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Tranche 1 Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the U.S. Swing Line Sublimit exceeds the amount of the Aggregate Tranche 1 Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Tranche 1 Lenders of any such notice of termination or reduction of the Aggregate Tranche 1 Commitments. The amount of any such Aggregate Tranche 1 Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Tranche 1 Commitments shall be applied to the Tranche 1 Commitment of each Lender according to its Pro Rata Share. All facility fees accrued until the effective date of any termination of the Aggregate Tranche 1 Commitments shall be paid on the effective date of such termination.

(h) The Company may, upon notice to the Administrative Agent and the Canadian Facility Agent, terminate the Aggregate Tranche 2 Commitments, or from time to time permanently reduce the Aggregate Tranche 2 Commitments; provided that (i) any such notice shall be received by the Canadian Facility Agent and the Administrative Agent not later than 9:00 a.m. (Pacific time) five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of U.S.$1,000,000 or any whole multiple of U.S.$100,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Tranche 2 Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Tranche 2 Outstandings would exceed the Aggregate Tranche 2 Commitments; and (iv) if, after giving effect to any reduction of the Aggregate Tranche 2 Commitments, the Canadian Swing Line Sublimit exceeds the amount of the Aggregate Tranche 2 Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Canadian Facility Agent will promptly notify the Tranche 2 Lenders of any such notice of termination or reduction of the Aggregate Tranche 2 Commitments. Any reduction of the Aggregate Tranche 2 Commitments shall be applied to the Tranche 2 Commitment of each Lender according to its Pro Rata Share. All facility fees accrued until the effective date of any termination of the Aggregate Tranche 2 Commitments shall be paid on the effective date of such termination.

(i) The Aggregate Tranche 1 Commitments also shall be subject to reduction in accordance with the provisions of Section 2.16.

2.07 Repayment of Loans.

(a) Each Borrower shall repay to the Tranche 1 Lenders on the Maturity Date the aggregate principal amount of Tranche 1 Loans made to such Borrower outstanding on such date.

(b) Each Borrower shall repay to the Tranche 2 Lenders on the Maturity Date the aggregate principal amount of Canadian Prime Rate Loans and Canadian Base Rate Loans made to such Borrower outstanding on such date.

(c) Each Borrower shall repay to the Tranche 2 Lenders on the (i) maturity date for any Bankers’ Acceptance, the aggregate amount of Bankers’ Acceptances of the Tranche 2 Lenders in favor of such Borrower maturing on such date, subject to the provisions of Sections 2.05(i) and 2.05(j), and (ii) the Maturity Date, for each unmatured Bankers’ Acceptance, an amount equal to the face amount payable at maturity thereof.

(d) The Company shall repay each Canadian Swing Line Loan on the earlier to occur of (i) the date seven days after the borrowing date therefor and (ii) the Maturity Date.

(e) The Company shall repay each U.S. Swing Line Loan on the earliest to occur of (i) the date on which the U.S. Swing Line Lender demands payment for such U.S. Swing Line Loan, (ii) the date 30 days after the borrowing date therefor and (iii) the Maturity Date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Tranche 1 Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State, other than a Eurocurrency Rate Loan denominated in U.S. Dollars made to any Borrower other than a Foreign Designated Borrower) the Mandatory Cost; (ii) each Base Rate Tranche 1 Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Tranche 1 Rate; (iii) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Tranche 2 Rate; (iv) each Canadian Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate plus the Applicable Tranche 2 Rate; (v) each Canadian Swing Line Loan denominated in U.S. Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate plus the Applicable Tranche 2 Rate; (vi) each Canadian Swing Line Loan denominated in Canadian Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Tranche 2 Rate; and (vii) each U.S. Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Tranche 1 Rate.

(b) If any amount payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, each Borrower shall pay interest on the principal amount of all outstanding Tranche 1 Loans, U.S. Swing Line Loans, Tranche 2 Loans and Canadian Swing Line Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03 and subsection (c) of Section 2.05:

(a) Facility Fee (Tranche 1). The Company shall pay to the Administrative Agent for the account of each Tranche 1 Lender in accordance with its Pro Rata Share, a facility fee in U.S. Dollars equal to the Applicable Tranche 1 Rate therefor times the actual daily amount of the Aggregate Tranche 1 Commitments (or, if the Aggregate Tranche 1 Commitments have terminated, on the Outstanding Amount of all Tranche 1 Loans, U.S. Swing Line Loans and L/C Obligations), regardless of usage. The facility fee under this Section 2.09(a) shall accrue at all times during the Availability Period (and thereafter so long as any Tranche 1 Loans, U.S. Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Tranche 1 Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Tranche 1 Rate separately for each period during such quarter that such Applicable Tranche 1 Rate was in effect.

(b) Facility Fee (Tranche 2). The Company shall pay to the Canadian Facility Agent for the account of each Tranche 2 Lender in accordance with its Pro Rata Share, a facility fee in U.S. Dollars equal to the Applicable Tranche 2 Rate therefor times the actual daily amount of the Aggregate Tranche 2 Commitments (or, if the Aggregate Tranche 2 Commitments have terminated, on the Outstanding Amount of all Tranche 2 Loans and Canadian Swing Line Loans), regardless of usage. The facility fee under this Section 2.09(b) shall accrue at all times during the Availability Period (and thereafter so long as any Tranche 2 Loans or Canadian Swing Line Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Tranche 2 Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Tranche 2 Rate separately for each period during such quarter that such Applicable Tranche 2 Rate was in effect.

(c) Other Fees. (i) The Company shall pay to the Arranger and the Administrative Agent for their own respective accounts, in U.S. Dollars, fees in the amounts and at the times specified in the Agent/BAS Fee Letter.

(ii) The Company shall pay to the Lenders, in U.S. Dollars or Canadian Dollars, as applicable, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

(iii) The foregoing fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. (a) Whenever interest is computed based on the Canadian Prime Rate, the Canadian Base Rate or the Base Rate (when the Base Rate is determined by Bank of America’s “prime rate”), or the fees due under Section 2.05(c) are computed with respect to any Bankers’ Acceptances, such computations shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Tranche 1 Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. For purposes of calculating any fees due hereunder, in the case of any Escalating Credits issued or outstanding hereunder, the Aggregate Tranche 1 Commitments will be deemed to be utilized in respect of such Escalating Credits in the aggregate amount equal to the maximum aggregate amount available to be drawn under all such Escalating Credits (after giving effect to all increases).

(b) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(c) Each determination by an Agent of interest and fees payable by the Company hereunder shall, in the absence of manifest error, be conclusive and binding upon all parties hereto. Notwithstanding the foregoing, in the event that, as a result of any reconciliation of the Administrative Agent’s record of outstanding Letters of Credit pursuant to Section 2.03(n) or otherwise, the Administrative Agent determines that there has been an underpayment or overpayment of any fees payable by the Company hereunder, the Administrative Agent shall promptly notify the Company and the Lenders thereof, and the Company shall pay to the Administrative Agent for the account of the Tranche 1 Lenders (in the case of any underpayment) or the Tranche 1 Lenders shall pay to the Administrative Agent for the account of the Company (in the case of any overpayment), any amount due as a result of such reconciliation, on the next regularly occurring payment date for such fee.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Applicable Agent in the ordinary course of business. The accounts or records maintained by the Applicable Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Applicable Agent in respect of such matters, the accounts and records of the Applicable Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Tranche 1 Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and U.S. Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Tranche 1 Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In addition to the accounts and records referred to in subsection (a), each Tranche 2 Lender and the Canadian Facility Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Canadian Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Canadian Facility Agent and the accounts and records of any Tranche 2 Lender in respect of such matters, the accounts and records of the Canadian Facility Agent shall control in the absence of manifest error.

2.12 Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Tranche 1 Loans denominated in an Alternative Currency or Tranche 2 Loans, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in U.S. Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein. Except as otherwise expressly provided herein, (i) all payments by the Borrowers hereunder with respect to principal and interest on Tranche 1 Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Tranche 1 Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, and (ii) all payments by the Borrowers hereunder with respect to principal and interest on Tranche 2 Loans and other amounts payable to the Tranche 2 Lenders shall be made to the Canadian Facility Agent, for the account of the respective Tranche 2 Lenders to which such payment is owed, at the applicable Canadian Facility Agent’s Office, in Canadian Dollars or U.S. Dollars, as required hereunder, and in Same Day Funds, not later than 11:00 a.m. (Pacific time) on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement in respect of the Tranche 1 Loans be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in U.S. Dollars in the U.S. Dollar Equivalent of the Alternative Currency payment amount. The Applicable Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 11:00 a.m., in the case of payments in U.S. Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue; and all payments received by the Canadian Facility Agent after 11:00 a.m. (Pacific time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless any Borrower or any Lender has notified the Applicable Agent, prior to the date any payment is required to be made by it to the Applicable Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Applicable Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Applicable Agent in Same Day Funds:

(i) if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Applicable Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Applicable Agent to such Lender to the date such amount is repaid to the Applicable Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Applicable Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Applicable Agent to a Borrower to the date such amount is recovered by the Applicable Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Applicable Agent’s demand therefor, the Applicable Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Applicable Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Applicable Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Applicable Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Applicable Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Applicable Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Applicable Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Committed Loans, of the Tranche 1 Lenders to fund participations in Letters of Credit and U.S. Swing Line Loans and of the Tranche 2 Lenders to fund participations in Canadian Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. (a) If, other than as expressly provided elsewhere herein, any Tranche 1 Lender shall obtain on account of the Tranche 1 Loans made by it, or the participations in L/C Obligations or in U.S. Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Tranche 1 Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Tranche 1 Lenders such participations in the Tranche 1 Loans made by them and/or such subparticipations in the participations in L/C Obligations or U.S. Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Tranche 1 Lender to share the excess payment in respect of such Tranche 1 Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Tranche 1 Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Tranche 1 Lender in its discretion), such purchase shall to that extent be rescinded and each other Tranche 1 Lender shall repay to the purchasing Tranche 1 Lender the purchase price paid therefor, together with an amount equal to such paying Tranche 1 Lender’s ratable share (according to the proportion of (i) the amount of such paying Tranche 1 Lender’s required repayment to (ii) the total amount so recovered from the purchasing Tranche 1 Lender) of any interest or other amount paid or payable by the purchasing Tranche 1 Lender in respect of the total amount so recovered, without further interest thereon.

(b) If, other than as expressly provided elsewhere herein, any Tranche 2 Lender shall obtain on account of the Tranche 2 Loans made by it or the participations in Canadian Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Tranche 2 Lender shall immediately (a) notify the Agents of such fact, and (b) purchase from the other Tranche 2 Lenders such participations in the Tranche 2 Loans made by them and/or such subparticipations in the participations Canadian Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Tranche 2 Lender to share the excess payment in respect of such Tranche 2 Loans and participations, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Tranche 2 Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Tranche 2 Lender in its discretion), such purchase shall to that extent be rescinded and each other Tranche 2 Lender shall repay to the purchasing Tranche 2 Lender the purchase price paid therefor, together with an amount equal to such paying Tranche 2 Lender’s ratable share (according to the proportion of (i) the amount of such paying Tranche 2 Lender’s required repayment to (ii) the total amount so recovered from the purchasing Tranche 2 Lender) of any interest or other amount paid or payable by the purchasing Tranche 2 Lender in respect of the total amount so recovered, without further interest thereon.

(c) Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Applicable Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations.

2.14 Designated Borrowers. (a) Effective as of the date hereof, Jacobs France S.A.S., a Material Subsidiary of the Company, shall be a “Designated Borrower” hereunder and may receive Tranche 1 Loans for its account on the terms and conditions set forth in this Agreement; and Jacobs Canada Inc., a Material Subsidiary of the Company, shall be a “Designated Borrower” hereunder and may receive Tranche 2 Loans and Canadian Swing Line Loans for its account on the terms and conditions set forth in this Agreement. The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Material Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Tranche 1 Loans, or as a Designated Borrower to receive Tranche 2 Loans and, if specified, Canadian Swing Line Loans hereunder, by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Tranche 1 Lender or Tranche 2 Lender, as applicable) (i) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”), and (ii) if such Subsidiary is a Foreign Designated Borrower, cause such Subsidiary to execute and deliver to the Administrative Agent an accession agreement in the form of Annex 1 to the Foreign Designated Borrower Guaranty, appropriately completed; provided that (A) the Foreign Designated Borrower Guaranty to be executed and delivered by any Foreign Designated Borrower may contain such modifications thereto as the Administrative Agent (in consultation with the Canadian Facility Agent in the case of Canadian legal issues) shall deem necessary or appropriate to take into account any legal restrictions of the jurisdiction in which such Foreign Designated Borrower is organized, and (B) no Foreign Designated Borrower will be required to execute and deliver the Foreign Designated Borrower Guaranty in the event the Administrative Agent determines in its reasonable discretion and after consultation with the Company (and with the Canadian Facility Agent in the case of Canadian legal issues) and the concurrence of the Required Lenders that as a result of any such legal restrictions such execution and delivery is not commercially feasible. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Agents and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Agents or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Agents and the Required Tranche 1 Lenders agree, in the case of an Applicant Borrower designated to receive Tranche 1 Loans, or the Agents and the Required Tranche 2 Lenders agree, in the case of an Applicant Borrower designated to receive Tranche 2

Loans, that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company, the Canadian Facility Agent and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date; provided further, that effective as of the date hereof, the Required Tranche 1 Lenders approve each of the following Material Subsidiaries as a “Designated Borrower” to receive Tranche 1 Loans, subject to satisfaction of the other conditions set forth in this Section 2.14: Jacobs Engineering U.K. Limited, Jacobs Netherland B.V., Jacobs Engineering Espana, S.L., Jacobs Engineering Inc., Jacobs Engineering Singapore Pte. Ltd., Jacobs Engineering Ireland Limited, JacobsGIBB Ltd., Jacobs Serete S.A.S., and Jacobs Switzerland GmbH.

(b) Without limiting any rights, powers and remedies of the Administrative Agent on behalf of the L/C Issuers and the Agents and the Lenders under the Guaranties, (i) each of the Company and each Domestic Designated Borrower agrees that it is jointly and severally liable to the Agents, the L/C Issuers and the Lenders for the payment of all Obligations of all other Borrowers, including Foreign Designated Borrowers, and that such liability is independent of the Obligations of the other Borrowers, (ii) each Foreign Designated Borrower agrees that it is jointly and severally liable to the Agents, the L/C Issuers and the Lenders for the payment of all Obligations of all other Foreign Designated Borrowers and that such liability is independent of the Obligations of the Company, the Domestic Designated Borrowers and the other Foreign Designated Borrowers, and (iii) each Agent, L/C Issuer and Lender agrees that no Foreign Designated Borrower is liable to the Agents, the L/C Issuers or the Lenders for the payment of any Obligations of the Company or any Domestic Designated Borrower.

(c) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Canadian Facility Agent and the Lenders of any such termination of a Designated Borrower’s status.

2.15 Increase in Commitments. (a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Canadian Facility Agent and the Lenders), the Company may from time to time request an increase in the Aggregate Tranche 1 Commitments and/or the Aggregate Tranche 2 Commitments by an amount (for all such requests) not exceeding U.S.$150,000,000; provided that (i) any such request for an increase shall be in a minimum amount of U.S.$10,000,000 or a whole multiple of U.S.$1,000,000 in excess thereof (in the case of the Tranche 1 Commitments) and U.S.$10,000,000 or a whole multiple of U.S.$1,000,000 in excess thereof (in the case of the Tranche 2 Commitments), and (ii) the Company may make a maximum of three such requests from the Closing Date to the Maturity Date. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its applicable Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Canadian Facility Agent, the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent (and the Canadian Facility Agent, for any joinder agreements in respect of additional Eligible Assignees proposed by the Company to become a Tranche 2 Lender).

(b) If the Aggregate Tranche 1 Commitments or the Aggregate Tranche 2 Commitments shall be increased in accordance with this Section, the Administrative Agent (in consultation with the Canadian Facility Agent in the case of the Aggregate Tranche 2 Commitments) and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase occurring at such time. The Administrative Agent shall promptly notify the Company, the Canadian Facility Agent and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Tranche 1 Loans or Tranche 2 Loans, as the case may be, outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05 and provide any Tranche 2 Cash Collateral required under Section 2.05(p)) to the extent necessary to keep the outstanding Tranche 1 Loans or Tranche 2 Loans, as the case may be, ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(c) This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Redesignation of Commitments. (a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Canadian Facility Agent and the Lenders), the Company may from time to time request a redesignation of all or any portion of any Tranche 1 Commitment of any Lender as a Tranche 2 Commitment; provided that (i) any such request for a redesignation shall be in a minimum amount of U.S.$10,000,000 in the aggregate or a whole multiple of U.S.$5,000,000 in excess thereof for all applicable Tranche 1 Lenders, and (ii) the Company may provide notices of a maximum of five such aggregate reallocations from the Closing Date to the Maturity Date. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which the applicable Tranche 1 Lenders are requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to any such Lenders). Each such Tranche 1 Lender shall notify the Administrative Agent within such time period whether or not it agrees to redesignate its Tranche 1 Commitment and, if so, whether by an amount equal to, greater than, or less than the requested amount of such redesignation. Any Tranche 1 Lender not responding within such time period shall be deemed to have declined to redesignate its Tranche 1 Commitment. The Administrative Agent shall notify the Canadian Facility Agent, the Company and each Lender of the applicable Tranche 1 Lenders’ responses to each request made hereunder.

(b) If all or any portion of any of the Tranche 1 Commitments shall be redesignated as Tranche 2 Commitments in accordance with this Section, the Administrative Agent (in consultation with the Canadian Facility Agent) and the Company shall determine the effective date (the “Reallocation Effective Date”) and the final allocation of the decrease in Tranche 1 Commitments and increase in Tranche 2 Commitments occurring at such time. The Administrative Agent shall promptly notify the Company, the Canadian Facility Agent and the Lenders of the final allocation of such decrease and related increase and the Reallocation Effective Date. As a condition precedent to such decrease and related increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Reallocation Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Reallocation Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(c) In connection with a redesignation of Tranche 1 Commitments pursuant to this Section 2.16, to the extent necessary to ensure that any Tranche 1 Lender participating in a redesignation does not hold Tranche 1 Loans in excess of its remaining Tranche 1 Commitment (if any) and to keep the outstanding Tranche 1 Loans and participations in U.S. Swing Line Loans or L/C Obligations ratable with any revised Pro Rata Shares arising from any nonratable redesignation of Tranche 1 Commitments under this Section, the parties shall take one or more of the following actions, effective the Reallocation Effective Date: (i) the Tranche 1 Lenders shall assign on the Reallocation Effective Date, without recourse, to the other Tranche 1 Lenders, such portion of the Tranche 1 Loans as shall be necessary to effectuate such adjustments, and the Company shall pay any additional amounts required pursuant to Section 3.05 as shall be required in connection therewith; (ii) after giving effect to any such assignments, the Company shall make such prepayments hereunder (together with accrued interest and any additional amounts required pursuant to Section 3.05) of the Tranche 1 Loans of each Tranche 1 Lender participating in a requested redesignation, as shall additionally be necessary; and (iii) if any U.S. Swing Line Loans or L/C Obligations shall be outstanding on the Reallocation Effective Date, after giving effect to the redesignation, the remaining Tranche 1 Lenders shall purchase and assume participations in L/C Obligations or U.S. Swing Line Loans, as the case may be, as shall be necessary to take into account the adjusted Pro Rata Shares of such Tranche 1 Lenders. In connection therewith, the affected Tranche 1 Lenders shall execute and deliver Assignment and Assumptions with respect to the Tranche 1 Lenders’ Tranche 1 Commitments and outstanding Tranche 1 Loans and participations in L/C Obligations and U.S. Swing Line Loans as shall be necessary to effectuate this Section 2.16(c). All facility fees and Letter of Credit fees accrued until the effective date of any redesignation of the Aggregate Tranche 1 Commitments shall be paid on the Reallocation Effective Date to the applicable Tranche 1 Lenders.

(d) The Company shall not redesignate any Tranche 1 Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Tranche 1 Outstandings plus the Alternative Currency Reserve (if any) would exceed the Aggregate Tranche 1 Commitments. If, after giving effect to any redesignation of the Aggregate Tranche 1 Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the U.S. Swing Line Sublimit exceeds the amount of the Aggregate Tranche 1 Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The amount of any decrease in the Aggregate Tranche 1 Commitments shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company.

(e) The Company also shall not redesignate any Tranche 1 Commitment in respect of a Lender that is not a Schedule I Bank, a Schedule II Bank, a Schedule III Bank or another Person who is a resident of Canada or otherwise not subject to withholding tax for purposes of the Income Tax Act (Canada) and the regulations promulgated thereunder.

(f) The Company and Tranche 1 Lenders shall execute and deliver such further documents, in form, content and scope reasonably satisfactory to the Agents, and take such further action, as either Agent shall reasonably request to accomplish such redesignation and the purposes of this Section 2.16

(f) This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrowers to or for the account of the Applicable Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to either Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Agents and each such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by such Borrower under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If any Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the either Agent or any Lender, such Borrower shall also pay to such Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that such Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that such Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Each Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date any Lender or either Agent makes a demand therefor.

(e) Without limiting the obligations of the Lenders under Section 10.15 regarding delivery of certain forms and documents to establish such Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as either Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as either Agent or any Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or such Agent under such Laws in connection with any payment by such Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction. Notwithstanding the foregoing, no Borrower shall be required to pay any additional amount to any Lender under this Section 3.01 if such Lender shall have failed to satisfy the foregoing provisions of this Section 3.01(e); provided that if such Lender shall have satisfied the requirement of this Section 3.01(e) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 3.01(e) shall relieve any Borrower of its obligation to pay any amounts pursuant to this Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing such Lender’s or other Person’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in any such other jurisdiction; and provided further that if any L/C Issuer shall issue, amend or extend any Letter of Credit from a branch or other office in any jurisdiction at the request of (or with the consent of ) the Company and such L/C Issuer shall not be lawfully able or entitled to satisfy the requirements of this Section 3.01(e) at the time of issuance, amendment or extension of any Letter of Credit by reason of the selection of such branch or office in such jurisdiction, nothing in this Section 3.01(e) shall relieve the Company of its obligation to pay any amounts pursuant to this Section 3.01 owing to such L/C Issuer.

(f) Notwithstanding anything to the contrary in this Section 3.01, in no event shall any Borrower be required to pay any additional amount to any Person under this Section 3.01 if the requirement to make such payment results from or arises in connection with the sale or discount of a Bankers’ Acceptance by a Tranche 2 Lender as contemplated by Section 2.05(f)(iv).

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to accept, fund or maintain Bankers’ Acceptances, or to make, maintain or fund Eurocurrency Rate Loans (whether denominated in U.S. Dollars or an Alternative Currency) or other Tranche 2 Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars, Canadian Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender (i) to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in U.S. Dollars, to convert Base Rate Tranche 1 Loans to Eurocurrency Rate Loans, or (ii) to accept, fund or maintain Bankers’ Acceptances or to make, maintain or continue other Tranche 2 Loans, shall be suspended until such Lender notifies the Applicable Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, (A) upon demand from the affected Tranche 1 Lender (with a copy to the Administrative Agent), prepay or, if applicable and the affected Tranche 1 Loans are denominated in U.S. Dollars, convert all such Eurocurrency Rate Loans of such Tranche 1 Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Tranche 1 Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Tranche 1 Lender may not lawfully continue to maintain such Eurocurrency Rate Loans; and (B) upon demand from the affected Tranche 2 Lender (with a copy to the Canadian Facility Agent), prepay or convert all such Tranche 2 Loans of such Tranche 2 Lender to Tranche 2 Loans of another Type, either on the last day of the Interest Period therefor (in respect of any Bankers’ Acceptances), if such Tranche 2 Lender may lawfully continue to maintain such Bankers’ Acceptances to such day, or immediately, if such Tranche 2 Lender may not lawfully continue to maintain such Bankers’ Acceptances or in the case of Canadian Prime Rate Advances. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. (a) If the Required Tranche 1 Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) deposits (whether in U.S. Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in U.S. Dollars or an Alternative Currency), or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Tranche 1 Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Tranche 1 Lender. Thereafter, the obligation of the Tranche 1 Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Tranche 1 Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Tranche 1 Borrowing of Base Rate Loans in the amount specified therein.

(b) If the Required Tranche 2 Lenders determine that for any reason in connection with any request for a Bankers’ Acceptance or a Conversion to or Rollover thereof that (i) there no longer exists an active market for bankers’ acceptances accepted by the Tranche 2 Lenders, or (ii) the Discount Rate does not accurately reflect the discount rate which would be applicable to a sale of Bankers’ Acceptances in the market, the Canadian Facility Agent will promptly so notify the Company and each Tranche 2 Lender. Thereafter, the obligation of the Tranche 2 Lenders to make or maintain Bankers’ Acceptances or BA Equivalent Advances shall be suspended until the Canadian Facility Agent (upon the instruction of the Required Tranche 2 Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending Drawdown Notice, Conversion Notice or Rollover Notice, and (A) any outstanding Drawdown Notice requesting a Tranche 2 Loan by way of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Drawdown Notice requesting a Tranche 2 Loan by way of Canadian Prime Rate Loans in the amount specified in the original Drawdown Notice; (B) any outstanding Rollover Notice requesting a Rollover of a Tranche 2 Loan by way of Bankers’ Acceptances or BA Equivalent Advances, shall be deemed to be a Conversion Notice requesting a Conversion of such Tranche 2 Loan into a Tranche 2 Loan by way of Canadian Prime Rate Loans, and (C) any outstanding Conversion Notice requesting a Conversion into a Tranche 2 Loan by way of Bankers’ Acceptances or BA Equivalent Advances, shall be deemed to be withdrawn.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, in any case occurring after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to accept or accepting, funding or maintaining Bankers’ Acceptances, agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or other Tranche 2 Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the rates or basis of taxation of overall net income or overall gross income by the United States, Canada or any other foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has a Lending Office, (iii) reserve requirements contemplated by Section 3.04(c) and (iv) the requirements of the Bank of England and the Financial Services Authority

or the European Central Bank reflected in the Mandatory Cost, other than as set forth below), or the Mandatory Cost, as calculated hereunder, does not represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining of Eurocurrency Rate Loans, then from time to time upon demand of such Lender (with a copy of such demand to the Applicable Agent), the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Applicable Agent), the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding or maintenance of the Tranche 1 Commitments, the Eurocurrency Rate Loans, the Tranche 2 Commitments or the Tranche 2 Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on any such Loan, provided the Company shall have received at least 15 days’ prior notice (with a copy to the Applicable Agent) of such additional interest costs from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Applicable Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, Conversion, Rollover, payment or prepayment of any Loan other than a Base Rate Loan, a Canadian Base Rate Loan or a Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) the prepayment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance;

(c) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue, roll over or convert any Loan other than a Base Rate Loan, a Canadian Base Rate Loan or a Canadian Prime Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(d) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency or Canadian Dollars on its scheduled due date or any payment thereof in a different currency; or

(e) any assignment of a Eurocurrency Rate Loan or Bankers’ Acceptance on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 2.16 or 10.16;

excluding, however, any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Tranche 1 Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Applicable Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Applicable Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s (or any Participant in such Lender’s Loans or Commitment) making a claim for compensation under Section 3.01 or 3.04, the Company may replace such Lender in accordance with Section 10.16.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) executed counterparts of this Agreement and the Guaranties, sufficient in number for distribution to the Administrative Agent, each Lender and the Company; provided that (A) the Foreign Designated Borrower Guaranty to be executed and delivered by any Foreign Designated Borrower may contain such modifications thereto as the Administrative Agent (in consultation with the Canadian Facility Agent in the case of Canadian legal issues) reasonably shall deem necessary or appropriate to take into account any legal restrictions of the jurisdiction in which such Foreign Designated Borrower is organized, and (B) no Foreign Designated Borrower will be required to execute and deliver the Foreign Designated Borrower Guaranty in the event the Administrative Agent determines in its reasonable discretion and after consultation with the Company (and the Canadian Facility Agent in the case of Canadian legal issues) and the concurrence of the Required Lenders that as a result of any such legal restrictions such execution and delivery is not commercially feasible;

(ii) Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) favorable opinions of counsel to the Loan Parties, addressed to the Agents and each Lender, as to the matters set forth in Exhibit J;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Consolidated Leverage Ratio as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date; and

(viii) evidence that each of the Existing Credit Agreements has been or concurrently with the Closing Date is being terminated.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Applicable Agent, the Company shall have paid all Attorney Costs of each Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Applicable Agent).

(d) The Closing Date shall have occurred on or before August 25, 2003.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Tranche 1 Loans to the other Type, a continuation of Eurocurrency Rate Loans, or, with respect to any Tranche 2 Loans, a Rollover, a Conversion, or a Canadian Swing Line Loan) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers contained in Article V or any representations and warranties of any Loan Party in other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) The Applicable Agent and, if applicable, any L/C Issuer or Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency or Canadian Dollars, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Tranche 1 Lenders (in the case of any Tranche 1 Loans to be denominated in an Alternative Currency), the Canadian Facility Agent or the Required Tranche 2 Lenders (in the case of any Tranche 2 Loans) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency or Canadian Dollars) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency or Canadian Dollars.

(f) In the case of any Drawdown, Conversion or Rollover of Bankers’ Acceptances, each of the conditions to the acceptance and discounting of such Bankers’ Acceptances set forth in Section 2.05 shall have been satisfied.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only conversion of Tranche 1 Loans to the other Type, a continuation of Eurocurrency Rate Loans, or, with respect to any Tranche 2 Loans, a Rollover, a Conversion, or a Canadian Swing Line Loan) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in Section 5.19, each Borrower represents and warrants to the Agents and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual

Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Company and its Subsidiaries dated March 30, 2003, and the related consolidated statement of earnings for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

5.11 Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance; Foreign Plans.

(a) Except as specifically disclosed in Schedule 5.12, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) All employer and employee contributions required by any applicable Law in connection with all Foreign Plans have been made, or, if applicable, accrued, in accordance with the country-specific accounting practices. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, which actuarial assumptions are commercially reasonable. Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities. Each Foreign Plan reasonably complies in all material respects with all applicable Laws.

5.13 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than (a) those specifically disclosed in Schedule 5.13, (b) inactive or dormant Subsidiaries, and (c) Subsidiaries whose results of operations and assets are immaterial in relation to the Company’s consolidated results of operations and consolidated financial position. As of the Closing Date, the Company has no Material Subsidiaries other than those Subsidiaries specified as a Material Subsidiary on Schedule 5.13.

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) The proceeds of the Credit Extensions are to be used solely for the purposes set forth in and permitted by Section 6.11 and Section 7.10.

(b) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The information furnished by or on behalf of the Loan Parties to the Agents or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Tax Shelter Regulations. The Company does not intend to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Company determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Company so notifies the Administrative Agent, the Company acknowledges that one or more of the Lenders may treat its Committed Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

5.18 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Foreign Designated Borrower Representations. The Company and each Foreign Designated Borrower represents and warrants to the Agents and the Lenders that:

(a) Each Foreign Designated Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and the other Loan Documents to which a Foreign Designated Borrower is a party (collectively, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Designated Borrower of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Designated Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Designated Borrower is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the law of the jurisdiction in which any Foreign Designated Borrower is organized and existing for the enforcement thereof against such Foreign Designated Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any Foreign Designated Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which the Foreign Designated Borrower is organized and existing either (A) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents to which the Foreign Designated Borrower is a party or (B) on any payment to be made by the Foreign Designated Borrower pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Agents.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by any Foreign Designated Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Designated Borrower is organized and existing, not subject to any notification or authorization except (A) such as have been made or obtained or (B) such as cannot be made or obtained until a later date (provided that any notification or authorization described in immediately preceding clause (B) shall be made or obtained as soon as is reasonably practicable).

5.20 Company’s Authority to Act. The Company has, and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, shall have, the absolute and complete authority to take action hereunder and under the other Loan Documents in the name of and for the account of each of its Subsidiaries, including to execute any other Loan Documents on behalf thereof, without further action by or the consent of any such Subsidiary; provided, however, that nothing contained herein shall require the Applicable Agent to accept action by the Company in lieu of any such Subsidiary.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of earnings for (i) the most recently completed fiscal quarter, and (ii) the period beginning with the first day of the current fiscal year and ending of the last day of the most recently completed fiscal quarter, and cash flows for the period beginning with the first day of the current fiscal year and ending on the last day of the most recently completed fiscal quarter. The consolidated balance sheet shall be presented in comparative form with the balances as at the end of the immediately preceding fiscal year. The consolidated statements of earnings and the consolidated statements of cash flows shall likewise be presented in comparative form, and include the figures and amounts for the comparable period(s) of the immediately preceding fiscal year. Such consolidated financial statements shall be in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal recurring adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the Company has notified the Administrative Agent of any intention by the Company to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agents have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes and Claims. Pay and discharge as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 or 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of each Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists either Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.11 Use of Proceeds and Letters of Credit. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document; and use the Letters of Credit directly or indirectly to support the potential default of any (i) performance obligations of the Company and its Subsidiaries under specific contracts with respect to non-financial or commercial obligations, including obligations in respect of any contract bids and advance payments under any contracts, or (ii) payments of any financial contractual obligations of the Company and its Subsidiaries, including insurance-related obligations and payment obligations under specific contracts in respect of Indebtedness undertaken by the Company or any Subsidiary; and including in each case any bank or other surety who in connection therewith issues a guarantee or other undertaking, performance bond, surety bond or other similar instrument that covers a default of any such performance or financial obligations.

6.12 Approvals and Authorizations Maintain all authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with, any Governmental Authority, or approvals or consents of any other Person, of or in the jurisdiction in which any Foreign Designated Borrower is organized and existing which are required in connection with the Loan Documents.

6.13 Additional Subsidiary Guarantors. Notify the Administrative Agent at the time that any Person becomes a Material Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person, if such Person is not a Foreign Subsidiary or a Securitization Subsidiary, to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent an accession agreement in the form of Annex 1 to the Subsidiary Guaranty, appropriately completed, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and any refinancing, renewals or extensions thereof, provided that the property covered thereby is not increased and that the amount of the Indebtedness secured thereby is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and provided further that any such Liens securing Indebtedness with a principal or face amount exceeding U.S.$1,000,000 shall be listed on Schedule 7.01;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or any Foreign Plan;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets, including real estate; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) the interest of a purchaser of Permitted Receivables acquired pursuant to, or any Lien on the assets of a Securitization Subsidiary granted pursuant to, one or more Permitted Securitizations, provided that at any time the aggregate amount of Indebtedness incurred pursuant to Permitted Securitizations shall not exceed U.S.$100,000,000;

(k) Liens on specific tangible assets (including real estate, but not including inventory and other current assets) acquired in any Acquisitions permitted hereunder after the date of this Agreement; provided, however, that (A) such Liens existed at the time of such Acquisition and were not created in anticipation thereof, (B) any such Lien does not by its terms cover any assets after the time of such Acquisition which were not covered immediately prior thereto, and (C) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such Acquisition;

(l) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the relevant Subsidiary in excess of those set forth by the regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution with respect to otherwise unrelated obligations of the Company or any such Subsidiary to such depository institution;

(m) Liens consisting of precautionary financing statements filed in connection with operating leases; and

(n) other Liens securing Indebtedness in aggregate principal amount not to exceed U.S.$35,000,000 at any time outstanding.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Company or such Subsidiary in the form of cash equivalents or short-term marketable securities and other non-equity Investments in the ordinary course of business as part of the Company’s usual and customary cash management policies and procedures;

(b) advances to officers, directors and employees of the Company and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Company in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in the Company or in another wholly-owned Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments permitted by Section 7.03 or 7.04;

(f) Investments described in Schedule 5.13;

(g) other Investments in any Person; provided that such Investments shall not exceed, together with Investments under Section 7.03(b), the amount permitted by Section 7.03(b); and

(i) Guarantees of the Company or any Subsidiary in respect of Indebtedness of the Company or any wholly-owned Subsidiary.

7.03 Joint Ventures. Make any Investments in joint ventures and non-wholly owned Subsidiaries, except:

(a) as described in Schedule 5.13; and

(b) such Investments made after the Closing Date in an aggregate amount at any time existing not exceeding 7.5% of Net Tangible Assets, determined as of the end of the then immediately preceding fiscal year, minus the amount of any Investments made by any Borrower pursuant to Section 7.02(g).

7.04 Acquisitions. Make any Investment in order to consummate an Acquisition, except that the Company may make a Permitted Acquisition; provided that the sum of the book value (as to the Company) of any such Acquisition plus the book value of all prior Acquisitions undertaken by the Company in the then-current calendar year, does not exceed in such calendar year the sum of (a) an amount equal to the greater of (i) U.S.$250,000,000 and (ii) the sum of (A) 25% of Net Tangible Assets determined as of the beginning of such calendar year, plus (B) 25% of Acquired Net Tangible Assets during such calendar year, plus (b) 50% of the Carryover Amount for such calendar year.

As used herein, the following terms have the following meanings: “Acquired Net Tangible Assets” means, as of any date of determination, the sum of (a) cash-on-hand and cash equivalents, (b) short-term marketable securities not subject to any Lien (other than nonconsensual Permitted Liens) or any other restrictions, (c) accounts receivable, (d) inventory (valued on a book-value basis) and (e) net property, equipment and improvements, in each case (i) attributable to an Acquisition consummated after the Closing Date, (ii) not already included in the calculation of Net Tangible Assets for such date, and (iii) determined as of the end of the most recently ended fiscal quarter; “Base Amount” means the greater of (a) U.S.$250,000,000 and (b) 25% of Net Tangible Assets, determined as of the beginning of the immediately preceding calendar year; and “Carryover Amount” means with respect to any calendar year, as of any date of determination, the amount, if any, by which the Base Amount exceeded the actual amount of Permitted Acquisitions made in accordance with this Section 7.04, if any, in the immediately preceding calendar year.

7.05 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to a wholly-owned Subsidiary of the Company.

7.06 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, or (iii) in the case of equipment or real property, such equipment or real property is no longer useful in or material to the continued operation of the Company’s or a Subsidiary’s business;

(d) Dispositions of property by any Subsidiary to the Company or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Company or a Subsidiary Guarantor;

(e) Dispositions permitted by Section 7.05;

(f) a sale or transfer of Permitted Receivables pursuant to one or more Permitted Securitizations, subject to the limitations set forth in Section 7.01(j) with respect to any such Permitted Securitizations; and

(g) Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 7.06; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) during the term of this Agreement shall not exceed U.S.$150,000,000.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related, complementary, ancillary or incidental thereto, or any reasonable extension thereof.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09 Other Contractual Obligations. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Subsidiary Guarantor or to otherwise transfer property to the Company or any Subsidiary Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in any case in violation of Regulation U or X of the FRB.

7.11 Changes in Accounting. Make any material change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year or that of any of its consolidated Subsidiaries, except to change the fiscal year of a Subsidiary acquired in connection with a Permitted Acquisition to conform its fiscal year to the Company’s.

7.12 Financial Covenants.

(a) Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (a) U.S.$551,690,400, (b) an amount equal to 50% of the Consolidated Net

Income earned in each full fiscal year ending after the Closing Date (with no deduction for a net loss in any such fiscal year) and (c) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of the Company and its Subsidiaries after the Closing Date by reason of the issuance and sale of capital stock or other equity interests of the Company or any Subsidiary (other than issuances to the Company or a wholly-owned Subsidiary and other than proceeds received from any issue of new shares of the Company’s or its Subsidiaries’ common stock in connection with an employee stock option plan), including upon any conversion of debt securities of the Company into such capital stock or other equity interests, less any decreases in Shareholders’ Equity of the Company after the Closing Date by reason of any repurchase of shares of capital stock of the Company (x) that are intended to be used to satisfy the Company’s or a Subsidiary’s obligations under an employee stock or option plan, or (y) in an aggregate number that does not exceed the number of shares issued for that purpose in the six months prior to any such repurchase.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.0:1.0.

(c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 2.5:1.0.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, the amount of any Bankers’ Acceptance or any amount of principal of any other Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any fee in respect of any Bankers’ Acceptance, any interest on any Loan or on any L/C Obligation, or any facility or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, or 6.13 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Borrower, Material Subsidiary, or, if the Insolvent Domestic Subsidiary Limit has been, or thereby is, exceeded, any other Domestic Subsidiary of the Company, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days (or 90 calendar days in the case of any Foreign Subsidiary); or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days (or 90 calendar days in the case of any Foreign Subsidiary), or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Borrower, Material Subsidiary, or, if the Insolvent Domestic Subsidiary Limit has been, or thereby is, exceeded, any other Domestic Subsidiary of the Company, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) in the case of a money judgment, such judgment remains unpaid and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Company.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans, the commitment of each Tranche 2 Lender to accept or discount Bankers’ Acceptances and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare an amount equal to the face amount at maturity of all Bankers’ Acceptances which are unmatured, the unpaid principal amount of all other outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(d) require that the Company provide Tranche 1 Cash Collateral for the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(e) require that the Company or other applicable Borrower provide Tranche 2 Cash Collateral for the Bankers’ Acceptances (in an amount equal to the Outstanding Amount thereof); and

(f) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the amount equal to the face amount at maturity of all Bankers’ Acceptances which are unmatured, the unpaid principal amount of all other outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to provide Tranche 1 Cash Collateral for the L/C Obligations and Tranche 2 Cash Collateral for the Bankers’ Acceptances as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender; and provided further, however, that neither the Required Tranche 1 Lenders nor the Tranche 2 Lenders shall have any power or authority under this Section 8.02 separate or apart from that of the Administrative Agent and the Required Lenders with respect to all Loans and other Obligations.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and Tranche 1 Cash Collateral for the L/C Obligations and Tranche 2 Cash Collateral for the Bankers’ Acceptances shall have automatically been required to be provided as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Agents in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, as Tranche 1 Cash Collateral for that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used as Tranche 1 Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Tranche 1 Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

AGENTS

9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall either Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the terms “Administrative Agent” and “Agent” as used in this Article IX and the term “Administrative Agent” as used in the definition of “Agent-Related Person” included each L/C Issuer and Issuer-Related Person with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

9.02 Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact, including, for the purposes of any Borrowings or payments in Alternative Currencies, such sub-administrative agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct. Any such agent, sub-agent or other Person retained or employed pursuant to this Section 9.02 shall have all the benefits and immunities provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such Person in connection herewith or therewith as fully as if the terms “Administrative Agent”, “Canadian Facility Agent” and “Agent” as used in this Article IX and the terms “Administrative Agent” and “Canadian Facility Agent” as used in the definition of “Agent-Related Person” included such additional Persons with respect to such acts or omissions.

9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Agents.

(a) The Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Applicable Agent. The Agents shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater or lesser number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05 Notice of Default. An Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders, unless such

Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Applicable Agent will notify the other Agent and the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agents hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents herein, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person and each Issuer-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person and each Issuer-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person or any Issuer-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s or such Issuer-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse each of the Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of either Agent.

9.08 Agents in their Individual Capacities. Bank of America and its Affiliates, and Scotiabank and its Affiliates, may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America or Scotiabank, as the case may be, were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates, and Scotiabank or its Affiliates, may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that neither Agent shall be under any obligation to provide such information to them. With respect to its Loans, each of Bank of America and Scotiabank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America and Scotiabank in their individual capacities.

9.09 Successor Agents. Each Agent may resign as Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and U.S. Swing Line Lender, and any such resignation by Scotiabank shall also constitute its resignation as Canadian Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders. If the Canadian Facility Agent resigns under this Agreement, the Required Tranche 2 Lenders shall appoint from among the Lenders a successor administrative agent for the Tranche 2 Lenders. Any such successor Canadian agent shall be consented to by the Administrative Agent (which consent of the Administrative Agent shall not be unreasonably withheld or delayed), and any such successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Applicable Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, (i) the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and, if applicable, the rights, powers and duties of the L/C Issuer and a Swing Line Lender; (ii) the term “Canadian Facility Agent” shall mean any such successor Canadian agent and Canadian Swing Line Lender, and the retiring Canadian Facility Agent’s appointment, powers and duties as Canadian Facility Agent and the retiring Canadian Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of any other Lender or the Canadian Swing Line Lender; and (iii) the respective terms “Administrative Agent,” “L/C Issuer” and “U.S. Swing Line Lender” shall mean any such successor administrative agent, Letter of Credit issuer and U.S. Swing Line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and U.S. Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or U.S. Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; and if no successor Canadian agent has accepted appointment as Canadian Facility Agent by the date which is 30 days following a retiring Canadian Facility Agent’s notice of resignation, the retiring Canadian Facility Agent’s resignation shall nevertheless thereupon become effective and the Tranche 2 Lenders shall perform all of the duties of the Canadian Facility Agent hereunder until such time, if any, as the Required Tranche 2 Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, and providing the Canadian Facility Agent is a Schedule II Bank, the Canadian Facility Agent may, at any time, resign as Canadian Facility Agent and appoint as successor Canadian Facility Agent a Schedule III Bank that is an Affiliate of the Canadian Facility Agent. Such resignation and appointment shall be effective upon notice to the Administrative Agent, the Lenders, and the Company.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, and to release any Foreign Designated Borrower from its obligations under the Foreign Designated Borrower Guaranty, if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or, in the case of a Foreign Designated Borrower, if such Foreign Designated Borrower ceases to be Borrower hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty or any Foreign Designated Borrower from its obligations under the Foreign Designated Borrower Guaranty pursuant to this Section 9.11.

9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02), or increase or extend the obligation of any Tranche 2 Lender to accept or discount Bankers’ Acceptances, without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Tranche 1 Rate or the Tranche 2 Applicable Rate, as the case may be, that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that (i) only the consent of the Required Tranche 1 Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate, in respect of any payments to the Tranche 1 Lenders, and (ii) only the consent of the Required Tranche 2 Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate, in respect of any payments to the Tranche 2 Lenders;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f) amend Section 1.07 or the definition of “Alternative Currency” without the written consent of each Tranche 1 Lender;

(g) except as otherwise provided in this Section 10.01, amend, waive or modify Section 2.01, any notice requirements or minimum or integral amounts with respect to prepayments of the Tranche 1 Loans or reductions of the Tranche 1 Commitments, any rights or obligations of the Tranche 1 Lenders under Section 2.04, any provision of Article III pertaining solely to the rights or obligations of the Tranche 1 Lenders, or any other provision of this Agreement providing for or requiring the consent of the Required Tranche 1 Lenders, without the written consent of the Required Tranche 1 Lenders (and, for the avoidance of doubt, the written consent of the Required Tranche 1 Lenders shall be sufficient to approve any amendment, waiver or modification described in this Section 10.01(g));

(h) except as otherwise provided in this Section 10.01, amend, waive or modify Section 2.02, Section 2.05, any notice requirements or minimum or integral amounts with respect to prepayments of the Tranche 2 Loans or reductions of the Tranche 2 Commitments, any provision of Article III pertaining solely to the rights or obligations of the Tranche 2 Lenders, or any other provision of this Agreement providing for or requiring the consent of the Required Tranche 2 Lenders, without the written consent of the Required Tranche 2 Lenders (and, for the avoidance of doubt, the written consent of the Required Tranche 2 Lenders shall be sufficient to approve any amendment, waiver or modification described in this Section 10.01(h));

(i) change any provision of this Section or the definition of “Required Tranche 1 Lenders” or any other provision hereof specifying the number or percentage of Tranche 1 Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Tranche 1 Lender (and, for the avoidance of doubt, the written consent of each Tranche 1 Lender shall be sufficient to approve any amendment, waiver or modification described in this Section 10.01(i));

(j) change any provision of this Section or the definition of “Required Tranche 2 Lenders” or any other provision hereof specifying the number or percentage of Tranche 2 Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Tranche 2 Lender (and, for the avoidance of doubt, the written consent of each Tranche 2 Lender shall be sufficient to approve any amendment, waiver or modification described in this Section 10.01(j));

(k) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(l) subject to Section 9.11, release the Company from the Company Guaranty or any Subsidiary Guarantor from the Subsidiary Guaranty, or any Foreign Designated Borrower from the Foreign Designated Borrower Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the directly affected L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Canadian Facility Agent in addition to the Lenders required above, affect the rights or duties of the Canadian Facility Agent under this Agreement or any other Loan Document; and (v) the Agent/BAS Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and an Issuer Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Agents, the L/C Issuers or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, the Agents, any L/C Issuer and either Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to either Agent, any L/C Issuer and either Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Applicable Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and U.S. Swing

Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent-Related Person, each Issuer-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with an Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or either Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Company agrees (a) to pay or reimburse each Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse each Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by each Agent and the cost of independent public accountants and other outside experts retained by either Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05 Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Issuer-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of either Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to an Agent or any Lender, or an Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S.$5,000,000, unless each of the Administrative Agent, the Canadian Facility Agent (in the case of an assignment by a Tranche 2 Lender) and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans and shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; (iii) any assignment of a Tranche 1 Commitment must be approved by the Administrative Agent, each L/C Issuer with outstanding Letters of Credit and the U.S. Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) any assignment of a Tranche 2 Commitment must be approved by the Administrative Agent, the Canadian Facility Agent and the Canadian Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (v) the parties to each assignment shall execute and deliver to the Administrative Agent (and the Canadian Facility Agent in the case of an assignment by a Tranche 2 Lender) an Assignment and Assumption, together with a processing and recordation fee of U.S.$3,500 (for the account of the Administrative Agent) and, in the case of an assignment by a Tranche 2 Lender (if the assignment is not a Schedule II to Schedule III Assignment) certification as to exemption from withholding tax for purposes of the Income Tax Act (Canada) and the regulations promulgated thereunder. Notwithstanding the foregoing, such processing and recordation fee shall not apply in respect of a Schedule II to Schedule III Assignment. Subject to acceptance and recording thereof by the Agents pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time, and, in the case of an assignment by a Tranche 2 Lender, the Canadian Facility Agents acting solely for this purpose as an agent of the Borrowers, shall maintain at the Canadian Facility Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Tranche 2 Lenders, and the Tranche 2 Commitments of, and principal amounts of the Tranche 2 Loans owing to, each Tranche 2 Lender pursuant to the terms hereof from time to time (each a “Register”). The entries in a Register shall be conclusive, and the Borrowers, the Administrative Agent, the Canadian Facility Agent and the Lenders may treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Upon request by the Administrative Agent from time to time, the Canadian Facility Agent shall deliver a copy of the Register in respect of Tranche 2 Lenders and Tranche 2 Commitments to the Administrative Agent. Each Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, any Borrower, the Canadian Facility Agent or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Canadian Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 10.15 as though it were a Lender. A Participant in a Tranche 2 Lender’s rights and/or obligations under this Agreement that is not a Schedule I Bank, a Schedule II Bank, a Schedule III Bank or other Person who is a resident of Canada or otherwise not subject to withholding tax for purposes of the Income Tax Act (Canada) and the regulations promulgated thereunder shall not be entitled to the benefits of Section 3.01.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuers with outstanding Letters of Credit and the U.S. Swing Line Lender, in the case of an assignment by a Tranche 1 Lender, and the Canadian Swing Line Lender, in the case of an assignment by a Tranche 2 Lender, (ii) the Administrative Agent and the Canadian Facility Agent, in the case of an assignment by a Tranche 2 Lender, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries; and provided further, however that an Eligible Assignee in respect of the Tranche 2 Loans and participations in Canadian Swing Line Loans shall include only a Schedule I Bank, a Schedule II Bank, a Schedule III Bank or another Person who is a resident of Canada or otherwise not subject to withholding tax for purposes of the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Tranche 1 Commitment and Tranche 1 Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Tranche 1 Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as U.S. Swing Line Lender. In the event of any such resignation as L/C Issuer or U.S. Swing Line Lender, the Company shall be entitled to appoint from among the Tranche 1 Lenders a successor L/C Issuer or U.S. Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or U.S. Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Tranche 1 Lenders to make Base Rate Tranche 1 Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as U.S. Swing Line Lender, it shall retain all the rights of the U.S. Swing Line Lender provided for hereunder with respect to U.S. Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Tranche 1 Lenders to make Base Rate Tranche 1 Loans or fund risk participations in outstanding U.S. Swing Line Loans pursuant to Section 2.04(c).

(i) Notwithstanding anything to the contrary contained herein, if at any time Scotiabank assigns all of its Tranche 2 Commitment and Tranche 2 Loans pursuant to subsection (b) above, Scotiabank may, upon 30 days’ notice to the Company and each Canadian Swing Line Borrower, resign as Canadian Swing Line Lender. In the event of any such resignation as Canadian Swing Line Lender, the Company shall be entitled to appoint from among the Tranche 2 Lenders a successor Canadian Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Scotiabank as Canadian Swing Line Lender. If Scotiabank resigns as Canadian Swing Line Lender, it shall retain all the rights of the Canadian Swing Line Lender provided for hereunder with respect to Canadian Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Tranche 2 Lenders to make Canadian Prime Rate Loans or fund risk participations in outstanding Canadian Swing Line Loans pursuant to Section 2.02(j).

(j) Notwithstanding anything to the contrary contained herein, no consent of the Company or Agents or other requirements in this Section 10.07 shall be required to be satisfied in connection with the sale or discount of a Bankers’ Acceptance by a Tranche 2 Lender as contemplated by Section 2.05(f)(iv).

10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Applicable Agent or any Lender on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of its businesses, other than any such information that is available to the Applicable Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and each Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to either Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Applicable Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Company and the Applicable Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. (a) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If an Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(b) Without limiting the generality of the foregoing and notwithstanding any provision to the contrary contained in this Agreement, and to the extent permitted by applicable law, the covenant of the Borrowers to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrowers to the Lenders or the Agents and any provision of the Interest Act (Canada) or Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrowers. Additionally, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, Revised Statutes of Canada, 1985, C. 46) payable by any Borrower under this Agreement in respect of the Tranche 2 Loans or Canadian Swing Line Loans exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of such Borrower and the Tranche 2 Lenders and the amount of such payment or collection shall be refunded to such Borrower; for purposes of this Agreement the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable credit advanced on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Facility Agent will be conclusive for the purposes of such determination.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by either Agent or any Lender or on their behalf and notwithstanding that either Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Tax Forms. (a) (i) Each Tranche 1 Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that any Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) No Borrower shall be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY, W-8BEN, or W-8ECI pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve any Borrower of its obligation to pay any Increased Withholding Amounts (as defined herein) pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate (the excess, if any, of any required withholding over the amount referred to in sub-clause (A) above being referred to herein as the “Increased Withholding Amounts”); and provided further that if any L/C Issuer shall issue, amend or extend any Letter of Credit from a branch or other office in any jurisdiction at the request of (or with the consent of ) the Company and such L/C Issuer shall not be lawfully able or entitled to satisfy the requirements of this Section 10.15(a) at the time of issuance, amendment or extension of any Letter of Credit by reason of the selection of such branch or office in such jurisdiction, nothing in this Section 10.15(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section 3.01 owing to such L/C Issuer.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which any Borrower is not required to pay additional amounts under this Section 10.15(a).

(b) Upon the request of the Administrative Agent, each Tranche 1 Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16 Replacement of Lenders. Under any circumstances set forth herein providing that the Company shall have the right to replace a Lender as a party to this Agreement, the Company may, upon notice to such Lender, the Canadian Facility Agent (in the case of a Tranche 2 Lender) and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Company in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Company; provided, however, that if the Company elects to exercise such right with respect to any Lender (as to itself or any Participant) pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04; and provided further, however, that any such assignment to a Lender of any Tranche 2 Commitment, Tranche 2 Loans or participations in Canadian Swing Line Loans shall be made only to a Schedule I Bank, a Schedule II Bank, a Schedule III Bank or another Person who is a resident of Canada or otherwise not subject to withholding tax for purposes of the Income Tax Act (Canada) and the regulations promulgated thereunder. The Borrowers shall pay in full all principal, interest, fees and other amounts owing to such assigning Lender through the date of replacement (including any amounts payable pursuant to Section 3.05); and the Company shall (x) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuers and the U.S. Swing Line Lender as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any U.S. Swing Line Loans then outstanding, and to the Canadian Swing Line Lender as it may reasonably require with respect to any continuing obligation to fund participation interests in any Canadian Swing Line Loans then outstanding, and (y) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans.

10.17 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT EACH AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER, EACH AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c) EACH DESIGNATED BORROWER HEREBY IRREVOCABLY APPOINTS THE COMPANY AS ITS AUTHORIZED AGENT WITH ALL POWERS NECESSARY TO RECEIVE ON ITS BEHALF SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS IN ANY OF SUCH COURTS IN AND OF THE STATE OF NEW YORK. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO A DESIGNATED BORROWER IN CARE OF THE COMPANY AT ITS ADDRESS FOR NOTICES PROVIDED FOR IN SECTION 10.02, AND EACH DESIGNATED BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE COMPANY TO ACCEPT SUCH SERVICE ON ITS BEHALF AND AGREES THAT THE FAILURE OF THE COMPANY TO GIVE ANY NOTICE OF ANY SUCH SERVICE TO SUCH DESIGNATED BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. THE COMPANY HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT AS PROCESS AGENT.

10.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to either Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Applicable Agent of any sum adjudged to be so due in the Judgment Currency, such Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the such Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to such Agent in such currency, such Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20 English Language. The Borrowers expressly require that this document and all documents accessory hereto be drawn up in English and each Agent and each Lender, because of the customer’s requirement and by making such documents available to the customer in the English language, expresses the same requirement. Les Emprunteurs requièrent expressément que ce document et tous les documents qui s’y rapportent soient rédigés en langue anglaise et chaque Mondataire et chaque Prêteur, à cause de cette exigence du client, exprime la même volonté en faisant en sorte que les documents en langue anglaise soient à la disposition du client.

10.21 Existing Syndicated Credit Agreement. In connection with the termination of the Credit Agreement dated as of January 11, 1999, as amended, among the Company, Bank of America, as administrative agent, and a syndicate of banks (the “Existing Syndicated Credit Agreement”), those Lenders party hereto which are also party to the Existing Syndicated Credit Agreement hereby waive any prior notice requirement under the Existing Syndicated Credit Agreement with respect to the termination of commitments and the making of any prepayments thereunder.

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